              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          Washington, D. C.  20549

                                  FORM 8-K


                               CURRENT REPORT



                     PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934


    Date of Report (Date of earliest event reported):  February 17, 1995
                                                       -----------------

                           Bank South Corporation
           ------------------------------------------------------
           (Exact name of registrant as specified in its charter)



         Georgia                         0-4554                 58-1048216
-------------------------------       ------------        ----------------------
(State or other jurisdiction of       (Commission            (I.R.S. Employer
incorporation or organization)        File Number)        Identification Number)


55 Marietta Street, Atlanta, Georgia              30303
---------------------------------------------------------
(Address of principal executive offices)       (Zip Code)

                                (404)529-4111
            ----------------------------------------------------
            (Registrant's telephone number, including area code)


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  BANK SOUTH CORPORATION
                                  ----------------------
                                  Registrant


                                  By: /s/ Ralph E. Hutchins, Jr.
                                     ---------------------------
                                  Ralph E. Hutchins, Jr.
                                  Chief Financial Officer
                                    (Principal Financial Officer)



Date: October 10, 1995
      ----------------

BANK SOUTH CORPORATION
FORM 8-K

Item 5.    Other Events


On February 17, 1995, Bank South Corporation (the "Company") acquired Gwinnett Bancshares, Inc. ("Gwinnett") pursuant to an Agreement and Plan of Merger ("Merger Agreement"), dated August 31, 1994. Under the terms of the Merger Agreement, Gwinnett was merged with and into the Company, and each of the 2,104,535 shares of common stock outstanding at February 17, 1995, was converted into 1.75 shares of common stock of the Company. The merger was accounted for as a pooling of interests for accounting and financial reporting purposes.

Restated consolidated financial statements, giving retroactive effect to the February 17, 1995 acquisition of Gwinnett, as if Gwinnett had been combined with the Company for the periods presented, are included herein. The consolidated financial statements will become, in all material respects, the historical financial statements.

On September 6, 1995, the Company announced that it had entered into an agreement to merge with NationsBank Corporation subject to shareholder and regulatory approval.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

Bank South Corporation and its subsidiaries (the "Company") reported net income of $78.7 million, or $1.36 per share, in 1994, an increase of 1.8 percent over 1993 net income of $77.3 million, or $1.52 per share. Net income for 1993 included an after-tax gain of $19.8 million or $0.42 per share in the fourth quarter from the sale of the Company's Pensacola, Florida bank. Excluding the effects of this gain, net income and earnings per share for 1994 increased 36.9 percent and 23.6 percent, respectively. The increase in net income from 1993 to 1994 was primarily due to acquisitions, increased service charges on deposits and a lower loan loss provision.

The Company's return on average assets was 1.20 percent in 1994 compared to
1.47 percent for 1993. The return on average equity was 13.12 percent in 1994 compared to 17.57 percent in 1993, reflecting the full-year impact of new equity issued in 1993.

FINANCIAL HIGHLIGHTS

                                                                                      PERCENT       PERCENT
                                                                                       CHANGE        CHANGE
                                                   1994        1993        1992    1993 TO 1994   1992 TO 1993
                                                --------------------------------------------------------------
                                                         Thousands of Dollars, except per share data
 FOR THE YEAR
 Net interest income (taxable equivalent)          $  268,860  $  221,341    $  190,795    21%           16%
 Net interest income                                  254,576     216,025       187,911    18            15
 Provision for loan losses                              7,597      20,393        32,513   (63)          (37)
 Non-interest income                                  119,534     148,886       126,419   (20)           18
 Non-interest expense                                 272,365     245,700       240,818    11             2
 Net income                                            78,745      77,264        32,461     2           138

 PER COMMON SHARE
 Net income                                        $     1.36  $     1.52    $     0.73   (10)%         107%
 Cash dividends declared                                 0.48        0.24             -   100             -
 Common book value                                      10.89        9.85          7.95    10            24

 AT YEAR END
 Loans, net of unearned income                     $3,933,283  $3,473,523    $2,939,574    13%           18%
 Earning assets                                     6,564,442   5,493,839     4,427,126    19            24
 Assets                                             7,246,010   6,085,720     5,012,211    19            21
 Deposits                                           5,032,759   4,528,373     4,122,189    11            10
 Shareholders' equity                                 634,232     536,417       379,398    18            41

 AVERAGE BALANCE
 Loans, net of unearned income                     $3,654,236  $3,013,021    $3,004,525    21%            -%
 Earning assets                                     5,922,261   4,728,023     4,519,798    25             5
 Assets                                             6,577,192   5,261,981     5,059,107    25             4
 Deposits                                           4,805,870   4,111,608     4,052,560    17             1
 Shareholders' equity                                 600,168     439,811       331,530    36            33

 Key performance ratios
 Return on average assets                                1.20%       1.47%         0.64%  (18)%         130%
 Return on average shareholders' equity                 13.12       17.57          9.79   (25)           79
 Net interest margin (taxable equivalent)                4.54        4.68          4.22    (3)           11
 Non-interest expense/net revenue (taxable              70.13       66.36         75.92     6           (13)
 equivalent)

Note: The December 31, 1994, 1993 and 1992 amounts include the effect of business combinations (see Notes 2 and 20 to the Consolidated Financial Statements).

Average shareholders' equity increased 36.5 percent in 1994 compared to 1993, primarily due to retention of earnings and additional stock issuances under the Dividend Reinvestment Plan, employee and director benefit plans and acquisitions. Shareholders' equity at December 31, 1994 was $634.2 million, a historical high. During 1994, the Company declared a total of $0.48 per share in dividends, an increase of 100 percent over the $0.24 per share declared in 1993. Dividends were reinstated in the first quarter of 1993 and increased in the first and third quarters of 1994.

Non-performing assets were $25.9 million at December 31, 1994, 43.1 percent lower than the 1993 balance of $45.5 million. Non-performing assets at year end 1994 were at the lowest level since 1986. Non-performing assets as a percentage of total loans, other real estate owned and other non-performing assets declined to 0.66 percent at December 31, 1994 from 1.31 percent in 1993.

In 1994, the Company achieved or exceeded four out of five of the five-year financial objectives established in 1991. The objectives and the actual results are shown below.

FINANCIAL OBJECTIVES


                                                 1992          1993         1994                  1996
                                                ACTUAL        ACTUAL       ACTUAL            TARGETED RANGE
                                                ------------------------------------------------------------
 Return on assets                                0.64%        1.47%         1.20%             1.10 -  1.35%
 Return on equity                                9.79        17.57         13.12             14.00 - 17.00
 Average tangible equity/average assets
   (leverage ratio)                              6.66         8.42          8.10              6.50 -  7.50
 Non-performing assets/total loans, OREO and
   other non-performing assets                   3.81         1.31          0.66              1.00 -  2.50
 Net charge-offs/average loans                   1.35         0.53          0.43              0.50 -  1.00

The Company significantly strengthened its presence in metro Atlanta by completing several acquisitions in late 1993, 1994 and 1995.

On December 2, 1993, the Company acquired the Barnett Banks of Atlanta and Fayette County ("Barnett") and sold its Pensacola, Florida, subsidiary, Citizens and Peoples National Bank, to Barnett Banks, Inc. At December 31, 1992, Barnett had assets of $789.0 million, which included $646.2 million of loans and $699.0 million of deposits. This transaction was accounted for as a purchase.

On March 11, 1994, the Company acquired the Merchant Bank Corporation in Atlanta ("Merchant"). At December 31, 1993, Merchant had assets of $138.6 million, which included $73.9 million of loans and $124.6 million of deposits. This transaction was accounted for as a pooling of interests.

On March 15, 1994, the Company acquired Chattahoochee Bancorp, Inc. in Marietta, Georgia ("Chattahoochee"). At December 31, 1993, Chattahoochee had assets of $258.5 million, which included $185.9 million of loans and $225.8 million of deposits. This transaction was accounted for as a purchase.

SELECTED FINANCIAL DATA
TABLE 1

                                                                             1994                 1993
                                                                     ---------------------------------------
                                                                     Thousands of Dollars, except share data
FOR THE YEAR
Net interest income (taxable equivalent)                                 $    268,860        $    221,341
Net interest income                                                           254,576             216,025
Provision for loan losses                                                       7,597              20,393
Non-interest income                                                           119,534             148,886
Non-interest expense                                                          272,365             245,700
Income tax expense (benefit)                                                   15,403              21,859
Net income (loss)                                                              78,745              77,264

PER COMMON SHARE
Net income (loss)                                                        $       1.36        $       1.52
Cash dividends declared                                                          0.48                0.24
Common book value                                                               10.89                9.85
Common stock price:
  High                                                                          21.00               16.13
  Low                                                                           14.75               11.25
  Year end                                                                      17.75               15.25
Price/earnings multiple                                                         13.05               10.10
Price/book value multiple                                                        1.63                1.55

AT YEAR END
Loans, net of unearned income                                            $  3,933,283        $  3,473,523
Earning assets                                                              6,564,442           5,493,839
Assets                                                                      7,246,010           6,085,720
Deposits                                                                    5,032,759           4,528,373
Long-term debt                                                                 89,413              98,738
Shareholders' equity                                                          634,232             536,417
Common shares outstanding                                                  58,264,000          54,440,000

AVERAGE BALANCES
Loans, net of unearned income                                            $  3,654,236        $  3,013,021
Earning assets                                                              5,922,261           4,728,023
Assets                                                                      6,577,192           5,261,981
Deposits                                                                    4,805,870           4,111,608
Long-term debt                                                                 94,155              71,257
Shareholders' equity                                                          600,168             439,811
Weighted average common shares and common share equivalents                57,944,299          50,988,823
outstanding

KEY PERFORMANCE RATIOS
Return on average assets                                                         1.20%               1.47%
Return on average shareholders' equity                                          13.12               17.57
Net interest margin (taxable equivalent)                                         4.54                4.68
Non-interest expense/net revenue (taxable equivalent)                           70.13               66.36
Shareholders' equity to total assets at year end                                 8.75                8.81
Average shareholders' equity to average assets                                   9.12                8.36
Dividend payout                                                                 35.29               15.89

Note: The common stock price data represents actual sales prices without retail markups, markdowns or commissions. The common stock is traded on NASDAQ.

      The financial information above includes the effect of business combinations (see Notes 2 and 20 to the Consolidated Financial Statements).

*  Not meaningful.

                1992                 1991                1990
         ------------------------------------------------------
                   Thousands of dollars, except share data
      $   190,795              $   193,468        $    219,913
          187,911                  182,549             202,650
           32,513                   77,751             100,781
          126,419                   97,491              88,284
          240,818                  269,440             205,519
            8,538                  (10,500)             (7,792)
           32,461                  (56,651)             (7,574)


      $      0.73              $     (1.39)       $      (0.19)
                -                     0.26                0.51
             7.95                     7.05                8.67

            12.88                     8.25               12.50
             5.63                     5.00                5.50
            11.75                     5.63                6.25
            16.10                        -                   -
             1.48                     0.80                0.72


      $ 2,939,574              $ 3,066,047        $  3,596,438
        4,427,126                4,396,461           4,993,641
        5,012,211                4,998,371           5,742,443
        4,122,189                4,129,980           4,531,413
           60,367                   63,317              64,703
          379,398                  290,506             352,339
       47,722,303               41,196,458          40,639,073


      $ 3,004,525              $ 3,335,177        $  3,728,261
        4,519,798                4,878,438           5,228,186
        5,059,107                5,447,745           5,798,006
        4,052,560                4,363,235           4,261,306
           61,263                   63,494              74,814
          331,530                  327,674             363,035
       44,537,171               40,670,052          40,178,661


             0.64%                   (1.04)%             (0.13)%
             9.79                   (17.29)              (2.09)
             4.22                     3.97                4.21
            75.92                    92.60               66.68
             7.57                     5.81                6.14
             6.55                     6.01                6.26
             *                        *                   *


On April 22, 1994, the Company entered Douglas County through the purchase of the Lithia Springs branch of the Southern Federal Savings Association of Georgia ("Lithia Springs") in a cash transaction from the RTC. Lithia Springs had approximately $10.7 million of deposits.

On July 22, 1994, the Company acquired Citizens Express Company in Gainesville, Georgia ("Citizens"). At December 31, 1993, Citizens had assets of $98.9 million, which included $58.6 million of loans and $89.8 million of deposits. This transaction was accounted for as a pooling of interests (see Note 2 to Consolidated Financial Statements).

On February 17, 1995, the Company acquired Gwinnett Bancshares, Inc., in Lawrenceville, Georgia ("Gwinnett"). At December 31, 1994, Gwinnett had assets of $319.1 million, which included $164.2 million of loans and $283.4 million of deposits. This transaction was accounted for as a pooling of interests (see
Note 20 to the Consolidated Financial Statements).

The Company has 153 banking offices, of which 50 are InStore banking locations, primarily in Kroger stores throughout metro Atlanta. Average loan balances in the InStore branches was $1.1 million per office during 1994, an increase of
30.5 percent compared to 1993. Average deposits in the InStore branches were $9.1 million per office during 1994, an increase of 28.2 percent compared to 1993. The expansion of InStore banking locations with extended hours has allowed the Company to provide convenient branch banking at a lower cost to the Company.

NET INTEREST INCOME

Net interest income, the primary source of earnings for the Company, is the difference between interest income on earning assets, primarily loans and investment securities, and interest expense on interest-bearing liabilities, primarily deposits, which fund the assets. The level of the Company's net interest income is a result of the level of earning assets, combined with the various interest rate spreads between the assets and the liabilities. Net interest income, on a taxable equivalent basis ("t.e."), represented approximately 69.1 percent of net revenue (the total of net interest income, t.e., and non-interest income excluding securities gains and the pre-tax gain on sale of bank subsidiary in 1993) in 1994, as compared to 66.6 percent in 1993 and 67.0 percent in 1992. Net interest income, t.e., was $268.9 million in 1994, compared to $221.3 million in 1993 and $190.8 million in 1992. The 21.5 percent increase in 1994 was the result of higher levels of average total loans ($641.2 million higher) and average investment securities held to maturity ($364.3 million higher).

The net interest margin (net interest income, t.e., divided by average total earning assets) is a key performance measure for net interest income. The net interest margin was 4.54 percent in 1994, a decrease from 4.68 percent in 1993 and an increase from 4.22 percent in 1992. The decrease in 1994 compared to 1993 was primarily due to competitive pricing on loans, narrower spreads on investments and a rising interest rate environment. The increase in 1993 compared to 1992 was due to significant transaction account deposit growth, an increase in net income from hedging activities, a decline in higher cost time deposits and a decline in non-performing assets.

Average earning assets increased to $5.9 billion in 1994 from $4.7 billion in 1993, primarily the result of an increase in investment securities and consumer loans.

TAXABLE EQUIVALENT RATE/VOLUME VARIANCE ANALYSIS
TABLE 2

                                                 1994                                    1993
                                     COMPARED WITH 1993 INCREASE              COMPARED WITH 1992 INCREASE
                                     (DECREASE) DUE TO CHANGE IN:            (DECREASE) DUE TO CHANGE IN:
                                 ------------------------------------     -----------------------------------
                                 AVERAGE     AVERAGE     NET INCREASE     AVERAGE    AVERAGE     NET INCREASE
                                  VOLUME       RATE       (DECREASE)      VOLUME       RATE       (DECREASE)
                                 ----------------------------------------------------------------------------
                                                             Thousands of dollars
INTEREST INCOME
Loans, net of unearned income:
  Taxable                       $ 53,277    $ (15,769)    $  37,508     $   2,055    $(10,524)   $   (8,469)
  Tax-exempt                       5,720       (5,740)          (20)         (756)       (732)       (1,488)
                                ---------------------------------------------------------------------------
Total loans, net of unearned
  income                          58,997      (21,509)       37,488         1,299     (11,256)       (9,957)

Investment securities held to
maturity:
  Taxable                          2,682       15,484        18,166       (14,639)    (23,291)      (37,930)
  Tax-exempt                      16,755          (99)       16,656         5,400         (18)        5,382
                                ---------------------------------------------------------------------------
Total investment securities
  held to maturity                19,437       15,385        34,822        (9,239)    (23,309)      (32,548)

Investment securities
  available for sale (taxable)    28,668      (36,210)       (7,542)       35,728       1,460        37,188
Trading account securities         3,114           79         3,193         2,352        (164)        2,188
Federal funds sold                   (45)         131            86             3         234           237
Securities purchased under
  agreements to resell              (353)         774           421         2,066        (180)        1,886
Interest-bearing deposits             (8)         389           381           100        (362)         (262)
Other short-term investments        (135)       1,539         1,404        (6,173)     (1,835)       (8,008)
                                ---------------------------------------------------------------------------
Total interest income            109,675      (39,422)       70,253        26,136     (35,412)       (9,276)

INTEREST EXPENSE
Interest-bearing deposits:
  NOW accounts                     4,152         (374)        3,778         2,084      (2,598)         (514)
  Money market accounts            2,751        1,211         3,962          (890)     (3,966)       (4,856)
  Savings accounts                 2,475         (898)        1,577        (1,118)        900          (218)
  Certificates of deposit
    $100,000 or more               1,273         (895)          378         1,729        (886)          843
Other time deposits                2,931       (9,836)       (6,905)      (13,393)    (17,717)      (31,110)
                                ---------------------------------------------------------------------------
Total interest-bearing deposits   13,582      (10,792)        2,790       (11,588)    (24,267)      (35,855)

Federal funds purchased            7,147        2,117         9,264           947      (1,009)          (62)
Securities sold under
  agreements to repurchase           618        6,211         6,829        (1,512)     (2,306)       (3,818)
Commercial paper                   1,536           60         1,596           103           -           103
Other short-term borrowings        8,788        1,126         9,914         1,916         (30)        1,886
Long-term debt                     1,392          (83)        1,309           597        (241)          356
                                ---------------------------------------------------------------------------
Total interest expense            33,063       (1,361)       31,702        (9,537)    (27,853)      (37,390)
                                ---------------------------------------------------------------------------
Change in net interest income   $ 76,612    $ (38,061)    $  38,551     $  35,673    $ (7,559)   $   28,114
                                ===========================================================================


Note: In computing changes in average volumes and rates, the average balances of non-accrual loans are included in average loan balances. The changes in fully taxable equivalent interest income on tax-exempt loans and investments have been computed assuming a 35 percent tax rate for 1994 and 1993 and a 34 percent tax rate for 1992.

COMPARATIVE AVERAGE BALANCES YIELDS AND RATES
TABLE 3

                                                                AVERAGE       1994 INCOME OR   YIELDS & RATES
                                                                BALANCES         EXPENSE          PERCENT
                                                               ----------------------------------------------
                                                                           Thousands of dollars
ASSETS
Loans, net of unearned income:
Taxable                                                        $3,591,172         $304,856         8.49%
Tax-exempt (taxable equivalent)                                    63,064            3,714         5.89
                                                               -----------------------------------------
Total loans (taxable equivalent)                                3,654,236          308,570         8.44

Investment securities held to maturity:
Taxable                                                           880,996           53,515         6.07
Tax-exempt (taxable equivalent)                                   406,729           22,288         5.48
                                                               -----------------------------------------
Total investment securities held to maturity (taxable           1,287,725           75,803         5.89
equivalent)

Investment securities available for sale                          666,567           36,295         5.45
Trading account securities                                        135,190            6,455         4.77
Federal funds sold                                                 12,263              585         4.77
Securities purchased under agreements to resell                    60,336            3,192         5.29
Interest-bearing deposits                                          34,251            1,429         4.17
Other short-term investments (taxable equivalent)                  71,693            3,768         5.26
                                                               -----------------------------------------
Total interest-earning assets                                   5,922,261         $436,097         7.36%
                                                                                  ======================
Cash and due from banks                                           374,939
Less:  Allowance for loan losses                                   91,120
Premises and equipment, net                                       106,179
Other assets                                                      264,933
                                                               ----------
Total assets                                                   $6,577,192
                                                               ==========
LIABILITIES
Interest-bearing deposits:
NOW accounts                                                   $  804,480       $   19,974         2.48%
Money market accounts                                             614,531           17,522         2.85
Savings accounts                                                  514,958           12,477         2.42
Certificates of deposits $100,000 or more                         301,118           13,167         4.37
Other time deposits                                             1,447,077           68,029         4.70
                                                               -----------------------------------------
Total interest-bearing deposits                                 3,682,164          131,169         3.56

Short-term borrowings:
Federal funds purchased                                           298,375           12,924         4.33
Securities sold under agreements to repurchase                    385,529           17,986         4.67
Commercial paper                                                   40,033            1,699         4.24
Other short-term borrowings                                       246,420           11,985         4.86
                                                               -----------------------------------------
Total short-term borrowings                                       970,357           44,594         4.60
                                                               -----------------------------------------
Long-term debt                                                     94,155            5,758         6.12
Total interest-bearing liabilities                              4,746,676         $181,521         3.82%
                                                                ---------         ======================
Demand deposits                                                 1,123,706
Other liabilities                                                 106,642
                                                               ----------
Total liabilities                                               5,977,024
Shareholders' equity                                              600,168
                                                               ----------
Total liabilities and shareholders' equity                     $6,577,192
                                                               ==========
Interest rate spread                                                                               3.54%
Net interest margin                                                               $254,576         4.30
                                                                                  ======================


Note: In computing yields on earnings assets, the average balances of non-accrual loans are included in the average loan balances, and loan fees are included in interest income. Fully taxable equivalent interest income on tax-exempt loans and investments have been computing assuming a 35 percent tax rate for 1994 and 1993, and a 34 percent tax rate for 1992. Loan fees amounted to $10,521,050 in 1994, $8,883,000 in 1993 and $10,685,000 in 1992.

  AVERAGE       1993 INCOME OR   YIELDS & RATES      AVERAGE       1992 INCOME OR   YIELDS & RATES
  BALANCES         EXPENSE          PERCENT          BALANCES         EXPENSE          PERCENT
--------------------------------------------------------------------------------------------------
                                      Thousands of dollars
 $2,944,720         $267,348         9.08%          $2,923,531         $275,817         9.43%
     68,301            3,734         5.47               80,994            5,222         6.45
--------------------------------------------------------------------------------------------------
  3,013,021          271,082         9.00            3,004,525          281,039         9.35


    822,367           35,349         4.30            1,072,144           73,279         6.83
    101,018            5,632         5.58                4,123              250         6.06
--------------------------------------------------------------------------------------------------
    923,385           40,981         4.44            1,076,267           73,529         6.83

    521,304           43,837         8.41               93,810            6,649         7.09
     69,972            3,262         4.66               18,620            1,074         5.77
     13,750              499         3.63               13,574              262         1.93
     75,706            2,771         3.66               16,834              885         5.26
     34,530            1,048         3.04               32,289            1,310         4.06
     76,355            2,364         3.10              263,879           10,372         3.93
--------------------------------------------------------------------------------------------------
  4,728,023         $365,844         7.74%           4,519,798         $375,120         8.30%
                    ======================                             ===========================
    362,219                                            311,865
     85,029                                             87,136
     89,380                                             89,092
    167,388                                            225,488
-----------                                         ----------
 $5,261,981                                         $5,059,107
===========                                         ==========



$   637,198       $   16,196         2.54%         $   584,718       $   16,710         2.86%
    516,418           13,560         2.63              543,786           18,416         3.39
    406,342           10,900         2.68              307,828           11,118         3.61
    258,666           12,789         4.94              220,556           11,946         5.42
  1,395,203           74,934         5.37            1,616,943          106,044         6.56
--------------------------------------------------------------------------------------------------
  3,213,827          128,379         3.99            3,273,831          164,234         5.02

    121,051            3,660         3.02              109,793            3,722         3.39
    366,184           11,157         3.05              410,438           14,975         3.65
      3,437              103         3.00                    -                -         -
     59,716            2,071         3.47                4,212              185         4.39
--------------------------------------------------------------------------------------------------
    550,388           16,991         3.09              524,443           18,882         3.60
--------------------------------------------------------------------------------------------------
     71,257            4,449         6.24               61,263            4,093         6.68
  3,835,472         $149,819         3.91%           3,859,537         $187,209         4.85%
-----------         ======================           ---------         ===========================
    897,781                                            778,729
     88,917                                             89,311
--------------------------------------------------------------
  4,822,170                                          4,727,577

    439,811                                            331,530
-----------                                         ----------
 $5,261,981                                         $5,059,107
===========                                         ==========

                                     3.83%                                              3.45%
                    $216,025         4.57                              $187,911         4.16
                    ======================                             ===========================

COMPOSITION OF LOAN PORTFOLIO
TABLE 4

                                                                      DECEMBER 31,
                                                         1994                              1993
                                                AMOUNT          PERCENT           AMOUNT          PERCENT
                                              -----------------------------------------------------------
                                                                  Thousands of dollars
Commercial, financial and agricultural        $1,048,187          27%           $  894,774          25%
Real estate construction                         218,985           6               137,741           4
Commercial mortgages                             598,376          15               579,652          17
1-4 family residential mortgages                 672,515          17               574,548          16
Consumer                                       1,384,573          34             1,306,783          37
Lease financing                                   31,854           1                15,517           1
                                              --------------------------------------------------------
Gross loans                                   $3,954,490         100%           $3,509,015         100%
                                              ========================================================

Note: During 1992 loans were reclassified between real estate construction and commercial mortgages.



COMPOSITION OF LOANS BY COLLATERAL TYPE
TABLE 5

                                                                      DECEMBER 31,
                                                         1994                              1993
                                                AMOUNT          PERCENT           AMOUNT          PERCENT
                                              -----------------------------------------------------------
                                                                  Thousands of dollars
Real estate                                   $1,701,178           43%          $1,512,031           43%
Vehicles                                       1,247,405           32            1,066,472           31
Unsecured                                        370,819            9              347,394           10
Accounts receivable and inventory                214,079            5              175,462            5
Miscellaneous                                    119,402            3              129,528            4
Negotiable collateral                            113,185            3              106,132            3
Equipment                                        109,688            3               96,158            3
Government or banking guaranty                    29,840            1               11,728            -
Other chattel paper                               27,687            1               28,618            1
                                              ---------------------------------------------------------
Total loans, net of unearned income           $3,933,283          100%          $3,473,523          100%
                                              =========================================================

Note: Loans may be secured by real estate, however repayment may depend on other cash sources. Commercial and residential mortgages are primarily owner-occupied. Loan classification is based on the collateral securing the loan, not the purpose of the loan.

Average total loans were $3.7 billion in 1994 and $3.0 billion in 1993, an increase of 23.3 percent. Average total loans represents 61.7 percent, 63.7 percent and 66.5 percent of average earning assets in 1994, 1993 and 1992, respectively. Average consumer loans, including 1-4 family residential mortgage loans and lines of credit, increased 42.3 percent during 1994 compared to 1993, reflecting the Company's successful marketing program to expand retail consumer services and indirect automobile lending. Average commercial loans, including commercial mortgages, real estate construction and lease financing, increased 4.7 percent during 1994, compared to 1993. The renewed growth in commercial loans reflects the rebound in the Atlanta economy and the completion of problem loan resolution.

                                          DECEMBER 31,
            1992                              1991                              1990
   AMOUNT          PERCENT           AMOUNT          PERCENT           AMOUNT          PERCENT
----------------------------------------------------------------------------------------------
                                      Thousands of dollars
$   902,228           31%          $1,032,436          34%           $1,384,950           39%
     86,709            3              314,016          10               410,592           11
    665,126           23              513,807          17               481,476           13
    521,489           18              546,153          18               653,495           18
    755,184           25              643,186          20               653,960           18
     13,956            -               21,721           1                27,748            1
----------------------------------------------------------------------------------------------
 $2,944,692          100%          $3,071,319         100%           $3,612,221          100%
==============================================================================================

MATURITY DISTRIBUTION AND YIELDS OF INVESTMENT SECURITIES HELD TO MATURITY
TABLE 6

                                                   DECEMBER 31, 1994                          COST
                                                          FAIR        YEAR-END            DECEMBER 31
                                            COST          VALUE       YIELD (1)       1993           1992
                                         -------------------------------------------------------------------
                                                                Thousands of Dollars
U.S. TREASURY
One year or less                         $   103,527    $   103,157     5.51%       $  17,890      $  19,544
Over one through five years                   10,918         10,623     5.79           23,358         35,290
Over five through 10 years                        99             99     7.64              484            819
                                         -------------------------------------------------------------------
Total U.S. Treasury                          114,544        113,879     5.53           41,732         55,653

U.S. GOVERNMENT AGENCY
One year or less                                  99             99     5.04                -          2,162
Over one through five years                    4,644          4,415     5.74                -         24,969
Over five through 10 years (2)                 5,242          5,110     7.45           23,807         13,054
Over 10 years (2)                            990,514        951,834     6.48          405,582        230,159
                                         -------------------------------------------------------------------
Total U.S. Government agency               1,000,499        961,458     6.48          429,389        270,344

MUNICIPAL SECURITIES
One year or less                                 829            827     9.10            1,584              -
Over one through five years                    4,009          3,941     8.84            2,173            266
Over five through 10 years                    31,193         29,573     8.13            9,909          3,648
Over 10 years (2)                            507,518        467,135     8.71          277,587         11,709
                                         -------------------------------------------------------------------
Total municipal securities                   543,549        501,476     8.68          291,253         15,623

OTHER SECURITIES
One year or less                               4,168          4,168     -               4,268            431
Over one through five years                        -              -     -               2,192            477
Over five through 10 years                         -              -     -                 298            399
Over 10 years (2)                            283,096        270,911     7.74              452         25,675
                                         -------------------------------------------------------------------
Total other securities                       287,264        275,079     7.74            7,210         26,982
                                         -------------------------------------------------------------------
Total investment securities held to
  maturity                               $ 1,945,856     $1,851,892     7.24%        $769,584       $368,602
                                         ===================================================================

(1) Weighted average yield computed on a fully taxable equivalent basis assuming a tax rate of 35 percent.
(2)   Includes mortgage-backed securities.

Note: The maturities used in this presentation are based on remaining contractual maturities.

Average investment securities held to maturity increased 39.5 percent in 1994. Average investment securities held to maturity represented 21.7 percent and
19.5 percent of earning assets at December 31, 1994 and 1993, respectively. This growth was primarily due to increased holdings in municipal bonds and collaterized mortgage obligations. The primary reasons for the increase in investment securities held to maturity were to leverage the Company's capital base and take advantage of tax benefits derived from municipal securities. The $1.9 billion investment securities held to maturity had an unrecognized loss of approximately $94.0 million, or 4.9 percent of portfolio cost, at December 31, 1994.

Average investment securities available for sale increased 27.9 percent during 1994, representing 11.3 percent and 11.0 percent of earning assets in 1994 and 1993, respectively. At December 31, 1994, investment securities available for sale were $495.2 million compared to $1.2 billion at December 31, 1993. The investments available for sale were reduced in anticipation of a rising rate environment and higher yielding reinvestment opportunities. Investment securities available for sale had an $8.5 million or 1.7 percent of portfolio cost after tax decline in market value, reflected as an unrealized loss, which was recorded in equity at December 31, 1994.

The Company adopted Statement of Financial Accounting Standards Number 115 ("FAS 115"), "Accounting For Certain Investments in Debt and Equity Securities," as of December 31, 1993 (see Notes 1, 4 and 5 to the Consolidated Financial Statements). Management designates securities at the time of purchase as either investment securities held to maturity, investment securities available for sale, or trading account securities. Management intends to hold until maturity the securities in the investment securities held to maturity portfolio. Securities classified as investment securities available for sale are used primarily for liquidity management, whereas the trading portfolio includes the Company's broker/dealer inventory and any short-term trading positions.

MATURITY DISTRIBUTION AND YIELDS OF INVESTMENT SECURITIES AVAILABLE FOR SALE TABLE 7

                                                   DECEMBER 31, 1994                   DECEMBER 31, 1993
                                                          FAIR        YEAR-END
                                            COST          VALUE       YIELD (1)               COST
                                       -----------------------------------------------------------------
                                                          Thousands of Dollars
U.S. TREASURY
One year or less                       $     17,487    $    16,009       4.23%         $       4,457
Over one through five years                  45,571         43,742       6.10                 55,255
                                       -----------------------------------------------------------------
Total U.S. Treasury                          63,058         59,751       5.60                 59,712

U.S. GOVERNMENT AGENCY
One year or less                             15,010         14,613       6.09                 13,030
Over one through five years (2)              23,237         22,276       6.06                283,879
Over five through 10 years (2)              152,904        149,126       4.83                166,614
Over 10 years (2)                           166,140        162,065       6.09                549,509
                                       -----------------------------------------------------------------
Total U.S. Government agency                357,291        348,080       5.55              1,013,032

OTHER SECURITIES
One year or less                                392            391       6.00                      -
Over one through five years                   1,229          1,214       5.53                 61,650
Over 10 years (2)                            86,326         85,739       8.52                 47,747
                                       -----------------------------------------------------------------
Total other securities                       87,947         87,344       8.46                109,397
                                       -----------------------------------------------------------------
Total investment securities available
  for sale                             $    508,296       $495,175       6.07%         $   1,182,141
                                       =================================================================

(1) Weighted average yield computed on a fully taxable equivalent basis assuming a tax rate of 35 percent.
(2)   Includes mortgage-backed securities.

Note: The maturities used in this presentation are based on remaining contractual maturities.

Transaction account deposits, which include demand deposits, NOW, savings, and money market accounts, increased substantially during the past two years. Average transaction accounts were $3.0 billion in 1994 compared to $2.4 billion in 1993 and $2.2 billion in 1992, an increase of 25.0 percent compared to 1993, and 9.1 percent compared to 1992. The largest components of the increases in both years were due to the demand deposit and savings account balances which were largely attributable to the success of the Company's "Trade In Your Bank III" marketing campaign and acquisitions.

Consumer and other time deposits grew 3.7 percent during 1994 compared to 1993 as the Company aggressively pursued longer term deposits in anticipation of rising rates in 1994. Average core deposits, which includes transaction accounts and consumer and other time, increased 16.9 percent during 1994 compared to 1993.


MATURITY SCHEDULE OF TIME DEPOSITS $100,000 OR MORE
TABLE 8

 Certificates of deposit and other time deposits
   $100,000 or more:                                         DECEMBER 31, 1994
                                                            --------------------
                                                            Thousands of dollars

 Three months or less                                              $122,696
 Over three through six months                                       48,042
 Over six through 12 months                                          88,932
 Over 12 months                                                     180,804
                                                                   --------
 Total                                                             $440,474
                                                                   ========


PROVISION FOR LOAN LOSSES

The Company's provision for loan losses was $7.6 million in 1994, $20.4 million in 1993 and $32.5 million in 1992. Due to the continued improvement in asset quality, lower than expected losses, and a higher level of recoveries, a reduced provision of $300,000 was recognized for the third and fourth quarters of 1994. See "Asset Quality" for further discussion of the allowance for loan losses.

ALLOWANCE FOR LOAN LOSSES
TABLE 9

                                                                        DECEMBER 31
                                                1994         1993          1992          1991         1990
                                             ---------------------------------------------------------------
                                                                   Thousands of Dollars
Balance at beginning of year                 $   88,482  $     78,713  $     86,909  $    93,267  $   40,984
Loans charged-off:
  Commercial, financial and agricultural         (9,280)      (5,498)      (21,331)     (57,278)     (19,515)
  Real estate construction                         (369)        (453)       (5,520)      (6,126)     (13,528)
  Commercial mortgage                            (3,152)      (6,609)      (10,887)     (11,096)      (6,851)
  1-4 Family residential mortgage                (5,445)      (6,849)       (5,276)      (7,057)        (473)
  Consumer                                      (18,212)      (6,425)       (7,900)      (8,903)     (12,321)
  Lease financing                                   (54)        (656)         (511)        (422)          (2)
  Other                                               -            -          (267)           -            -
                                             ---------------------------------------------------------------
Total loans charged-off                         (36,512)     (26,490)      (51,692)     (90,882)     (52,690)

Recoveries on loans previously charged-
off:
  Commercial, financial and agricultural          5,178        2,732         4,500        1,398          665
  Real estate construction                        2,215          135           134          397          168
  Commercial mortgage                             1,967        1,237           519          507          277
  1-4 Family residential mortgage                 3,210        1,900         1,043          566           38
  Consumer                                        8,034        3,993         4,283        3,858        3,166
  Lease financing                                   269          438           504           47            -
                                             ---------------------------------------------------------------
Total loan recoveries                            20,873       10,435        10,983        6,773        4,314
                                             ---------------------------------------------------------------
Net loans charged-off                           (15,639)     (16,055)      (40,709)     (84,109)     (48,376)
Net increase as a result of business
  combinations                                    2,496        5,431             -            -            -
Provision for loan losses charged to expense      7,597       20,393        32,513       77,751      100,659
                                             ---------------------------------------------------------------
Balance at end of year                       $   82,936  $     88,482  $     78,713  $    86,909  $   93,267
                                             ===============================================================
Total loans (net of unearned income) at
  end of year                                $3,933,283   $3,473,523    $2,939,574   $3,066,047   $3,596,438

Average loans outstanding during the year     3,654,236    3,013,021     3,004,525    3,335,177    3,728,261

Allowance for loan losses to loans
  outstanding at end of year                       2.11%        2.55%         2.68%        2.83%        2.59%

Net loans charged-off to average loans
  outstanding during the year                      0.43         0.53          1.35         2.52         1.30

NON-INTEREST INCOME

Non-interest income of $119.5 million in 1994 included $0.9 million of pre-tax securities losses. Non-interest income of $148.9 million in 1993 included a pre-tax gain of $32.3 million on the sale of the bank subsidiary and $5.5 million in pre-tax securities gains. Excluding these items, non-interest income increased 8.4 percent in 1994 compared to 1993.

The growth in non-interest income, excluding securities gains and the gain on the sale of the bank subsidiary, was a result of the Company's continuing efforts to build stable sources of fee income, which include service charges on deposits and revenues from electronic banking. This growth is being accomplished through the building of customer market share, the aggressive marketing of existing products, the innovative development of new products and the expansion of the Company's locations and hours, TeleServices, ATM network and other interactive delivery channels.

The primary contributor to non-interest income growth in both 1994 and 1993 was the continued growth in service charges on deposits. Service charges on deposit accounts were $65.3 million in 1994, an increase of 19.2 percent compared to 1993. The increases in deposit service charge income were primarily due to the Company's increase in retail transaction account volume. In 1994, service charges on deposits represented 54.5 percent of non-interest income, excluding securities gains and the gain on sale of the bank subsidiary, increasing from
49.4 percent in 1993 and 45.8 percent in 1992. Service charges on deposits represented 16.8 percent of net revenue (net interest income, t.e. plus non-interest income, excluding securities gains and the gain on sale of the bank subsidiary in 1993), compared to 16.5 percent in 1993 and 15.1 percent in 1992.

Electronic banking income increased 30.6 percent and 35.7 percent in 1994 and 1993, respectively. These increases were primarily due to increases in ATM and debit card income.

Trust income was $10.0 million in 1994, compared to $10.3 million in 1993 and $10.5 million in 1992. Trust fees declined in 1994 primarily due to strategic business decisions to exit or redefine certain lines of business, primarily corporate trust, which will allow the Company to focus on more profitable services.

Partially offsetting these increases in non-interest income were declines in mortgage revenue and public finance income, both of which were negatively impacted by rapidly rising interest rates in 1994.

SUMMARY OF NON-INTEREST INCOME
TABLE 10

                                                                  YEAR ENDED DECEMBER 31,
                                                1994         1993          1992          1991         1990
                                               --------------------------------------------------------------
                                                                   Thousands of Dollars
Service charges and fees on deposit accounts   $ 65,345     $ 54,875      $ 43,078      $41,273       $37,399
Electronic banking                               17,345       13,284         9,789       10,044         8,600
Mortgage banking activities                       4,058        4,338         4,984        4,866         3,989
Other service charges and fees                   10,769       10,976         6,035        5,556         5,413
Trust income                                      9,990       10,323        10,485        9,505         8,486
Securities (losses) gains                          (868)       5,541        32,382        8,462         3,766
Capital markets activity                          5,660        6,193         5,398        4,967         5,065
Gain on sale of subsidiary                            -       32,288             -            -             -
Other income                                      7,235       11,068        14,268       12,818        15,762
                                               --------------------------------------------------------------
Total non-interest income                      $119,534     $148,886      $126,419      $97,491       $88,480
                                               ==============================================================

NON-INTEREST EXPENSE

Non-interest expense in 1994 was $272.4 million, an increase of 10.9 percent, compared to a 2.0 percent increase in 1993. Salaries and benefits, which represents the largest component of non-interest expense (48.0 percent), increased $10.5 million, or 8.7 percent. This increase was primarily due to an increase in salaries, overtime and contract labor relating to increased deposit account volume, acquisition conversion activity and expanded hours. Total employees increased from 3,044 at December 31, 1993, to 3,458 at December 31, 1994, primarily due to the acquisitions, increases in the number of branches and expanded branch hours.

SUMMARY OF NON-INTEREST EXPENSE
TABLE 11

                                                                  YEAR ENDED DECEMBER 31,
                                                1994         1993          1992          1991         1990
                                              ----------------------------------------------------------------
                                                                   Thousands of Dollars
Salaries and wages                            $102,090    $   87,223    $   88,343   $   89,374    $   82,061
Employee benefits                               28,716        33,133        13,917       18,477        13,569
                                              ---------------------------------------------------------------
Total salaries and employee benefits           130,806       120,356       102,260      107,851        95,630

Equipment                                       16,839        13,630        12,563       12,491        12,262
Occupancy                                       18,615        17,628        18,048       18,330        17,744
Other real estate owned                          1,152         2,518        15,384       46,717         4,235
Electronic banking                               7,191         4,963         3,762        4,204         4,134
Postage and freight                              6,773         5,457         5,149        5,115         4,716
Stationery and supplies                          5,559         4,739         4,142        3,797         3,719
Marketing and business development              12,444        11,447         8,128        7,720         7,485
Professional fees                               10,250        12,369        12,842       13,619         7,780
Insurance and taxes                             14,088        14,565        13,031       13,119         8,447
Intangible amortization                         12,363         5,758        11,394        3,885         3,147
Other expense                                   36,285        32,270        34,115       32,592        36,220
                                              ---------------------------------------------------------------
Total non-interest expense                    $272,365      $245,700      $240,818     $269,440      $205,519
                                              ===============================================================


Equipment expense in 1994 increased $3.2 million or 23.5 percent compared to 1993. This was primarily due to the increase in equipment related to acquisitions.

Other real estate owned expense decreased $1.4 million, or 54.2 percent in 1994, and 83.6 percent in 1993 compared to 1992. The decline directly relates to the 30.2 percent and 86.3 percent decline in other real estate owned in 1994 and 1993, respectively. The reduction of other real estate owned and the improved asset quality is also the primary reason for the decrease in professional fees of $2.1 million in 1994.

Marketing expense increased 8.7 percent in 1994 and 40.8 percent in 1993, related largely to the "Trade In Your Bank" campaigns in 1994 and 1993.

Amortization of intangible assets increased $6.6 million, or 114.7 percent in 1994, due to the goodwill and deposit base amortization related to the Barnett, Chattahoochee and Lithia Springs branch acquisitions.

In 1993, non-interest expense included $14.0 million related primarily to branch closings and consolidations in conjunction with recent acquisition activity, costs associated with the sale of the Company's bank subsidiary, the establishment of legal reserves, and above-target incentive and profit-sharing accruals.

Management continues to emphasize the importance of expense management and productivity throughout the Company. The goal of management has been to manage the expense structure of the Company through strong budgetary controls and expense policies. However, significant increases in customers and transaction volumes during 1994 and 1993 required expanded levels of resources, both in terms of personnel and technology.

INCOME TAXES

Income tax expense was $15.4 million in 1994, or 16.4 percent of pre-tax income, compared to $21.5 million, or 21.8 percent, in 1993 and $8.5 million, or 20.9 percent in 1992. The decrease in the effective tax rate from 1993 to 1994 is primarily attributable to the Company's investment in tax-exempt securities. Statement of Financial Accounting Standards Number 109 (OFAS 109O), "Accounting for Income Taxes," which was adopted in January 1993, changed the Company's method of accounting for income taxes from the deferred method to an asset and liability approach requiring recognition of deferred tax assets and liabilities based upon the differences between the financial statement and tax bases of assets and liabilities and available tax carryforwards. At December 31, 1994, the net deferred tax asset was $16.5 million, net of a valuation allowance of $11.1 million compared to $18.9 million, net of a valuation allowance of $27.7 million at December 31, 1993.

The Company reduced its valuation allowance by $12.4 million in 1994 and $10.0 million in 1993. These reductions resulted in a corresponding reduction in the Company's income tax expense. The reductions in the valuation allowance related primarily to tax attributes that were utilized during 1993 and 1994. A substantial portion of the Georgia state deferred tax valuation allowance of $10.3 million at December 31, 1994, will reverse and thereby reduce state income tax expense in future years as Georgia state taxable income is generated. As it is utilized, approximately $1.7 million of the valuation allowance will reduce goodwill rather than income tax expense. Management evaluates the need for a valuation reserve on a quarterly basis. Note 18 to the Consolidated Financial Statements provides a complete reconciliation of the statutory rate to the effective rate and further discussion of FAS 109.

BALANCE SHEET MANAGEMENT

ASSET QUALITY

Non-performing assets were $25.9 million at December 31, 1994, compared to $45.5 million at December 31, 1993. Non-performing assets as a percent of total loans, other real estate owned and other non-performing assets was 0.66 percent and 1.31 percent at December 31, 1994, and 1993, respectively. The decline in non-performing assets resulted from management's continued focus on the resolution of problem loans and the disposal of foreclosed real estate.

Non-performing assets at December 31, 1994 included $22.3 million of non-accrual and renegotiated loans, of which $13.2 million, or 59.2 percent, were current as to both principal and interest. Non-accrual and renegotiated loans were $38.1 million at December 31, 1993. Also included in non-performing assets was other real estate owned, including in-substance foreclosures, totaling $3.7 million at December 31, 1994 and $5.0 million at December 31, 1993.

Loans identified by management as potential problem assets (classified and criticized loans) declined to 3.2 percent of total loans at December 31, 1994, from 4.1 percent of total loans at December 31, 1993.

Loans charged-off during 1994 were $36.5 million compared to $26.5 million during 1993. Further detail of loan charge-offs and recoveries is presented in Table 9, "Allowance for Loan Losses."

The adequacy of the allowance for loan losses is regularly evaluated based on a review of all significant loans, with emphasis on non-accrual, past-due, or other loans that management has identified as potential problem loans. In addition, consideration is given to economic conditions and concentrations, including industry and geographic, when evaluating the allowance for loan losses. Management does not believe that significant concentration of credit risk exists in the portfolio.

NON-PERFORMING ASSETS
TABLE 12

                                                                       DECEMBER 31,
                                                1994         1993          1992          1991         1990
                                             ----------------------------------------------------------------
                                                                   Thousands of Dollars
Non-accrual loans                             $ 22,266    $   36,880    $   78,343     $160,271      $144,000
Renegotiated or restructured loans                   -         1,235         8,979        7,721         2,572
Other real estate owned                          3,678         4,985        22,988       50,027        86,925
Other non-performing assets                          -         2,417         2,646        3,646             -
                                              ---------------------------------------------------------------
Total non-performing assets                   $ 25,944    $   45,517    $  112,956     $221,665      $233,497
                                              ===============================================================

Loans 90 days or more past due on accrual
   status                                     $  1,428    $    1,846    $    5,420   $   13,159    $   28,206
Potential problem loans                        124,656       141,230       241,505      430,239       573,664
Potential problem loans to total loans            3.17%         4.07%         8.22%       14.03%        15.95%
Non-performing assets to total loans,
  other real estate owned and other non-
  performing assets                               0.66          1.31          3.81         7.11          6.34
Loans 90 days or more past due on accrual
  status to total loans, other real estate
  owned and other non-performing assets           0.04          0.05          0.18         0.43          0.77
Non-performing assets and loans 90 days or
  more past due on accrual status to total
  loans, other real estate owned and other
  non-performing assets                           0.69          1.36          4.00         7.54          7.11

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
TABLE 13

                                                                         DECEMBER 31,
                                                              1994                           1993
                                                     AMOUNT          PERCENT         AMOUNT         PERCENT
                                                     ------------------------------------------------------
                                                                     Thousands of Dollars
Allowance for loan loss balance applicable to:

  Commercial, financial and agricultural             $ 9,057            11%         $10,921           12%
  Real estate construction                             1,608             2            2,160            2
  Commercial mortgages                                 6,470             8            9,218           10
  1-4 family residential mortgages                     4,047             5            4,714            5
  Consumer                                            12,112            14           17,130           20
  Lease financing                                        111             -               60            1
  Unallocated                                         49,531            60           44,279           50
                                                     ----------------------------------------------------
Total                                                $82,936           100%         $88,482          100%
                                                     ====================================================

The provision for loan losses, which is a charge to earnings in the current period, replenishes the allowance for loan losses and maintains it at a level management has determined to be adequate to provide for losses inherent in the loan portfolio (see Note 1 to the Consolidated Financial Statements for a discussion on methodology used to determine the adequacy of the allowance).

The allowance for loan losses was $82.9 million at December 31, 1994, compared to $88.5 million at December 31, 1993. The allowance for loan losses as a percent of total loans was 2.1 percent at December 31, 1994 and 2.5 percent at December 31, 1993. The allowance for loan losses as a percent of non-performing loans was 372.5 percent at December 31, 1994 and 232.2 percent at December 31, 1993. Table 13, "Allocation of the Allowance for Loan Losses," presents specific reserves by loan type and the general portion of the Company's total allowance for loan losses. In management's opinion, the allowance for loan losses was adequate at December 31, 1994.

Statement of Financial Accounting Standards Number 114 ("FAS 114"), "Accounting by Creditors for Impairment of a Loan," was issued in May 1993 and amended in October 1994 by Statement of Financial Accounting Standards Number 118 ("FAS 118"), "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." These statements are effective for fiscal years beginning after December 15, 1994 and require that creditors account for impairment of a loan by specifying how allowances for credit losses related to certain loans should be determined. The impact of the adoption of FAS 114 and FAS 118 is expected to be immaterial to the Company's results of operations and financial position. The Company will adopt these standards as of January 1, 1995.

FOREGONE INTEREST ON NON-ACCRUAL AND RESTRUCTURED LOANS
TABLE 14

                                                                       DECEMBER 31,
                                                1994         1993          1992          1991         1990
                                                ------------------------------------------------------------
                                                                   Thousands of Dollars
Interest income that would have been
  accrued at original terms                     $2,907        $3,887        $8,028     $16,919       $18,219
Interest recognized on books                       390           456         1,703       8,372         9,254
                                                ------------------------------------------------------------
Foregone interest                               $2,517        $3,431        $6,325    $  8,547      $  8,965
                                                ============================================================

                                    DECEMBER 31,
        1992                             1991                            1990
AMOUNT         PERCENT         AMOUNT           PERCENT          AMOUNT         PERCENT
---------------------------------------------------------------------------------------
                                Thousands of Dollars
$13,581          17%           $26,207              30%          $31,617           34%
  3,456           4              9,460              11             9,307           10
 23,348          30             11,049              13            21,727           23
  6,289           8              5,248               6             5,597            6
 14,764          19              4,835               5             2,107            2
  1,026           1              1,565               2               497            1
 16,249          21             28,545              33            22,415           24
--------------------------------------------------------------------------------------
$78,713         100%           $86,909             100%          $93,267          100%
======================================================================================


SUPPLEMENTAL MATURITY SCHEDULE OF SELECTED LOANS
TABLE 15

Supplemental maturity schedule of selected loans as of December 31, 1994:

                                                                   OVER ONE
                                                     ONE YEAR      THROUGH      OVER FIVE
                                                      OR LESS     FIVE YEARS      YEARS        TOTAL
                                                     --------------------------------------------------
                                                                    Thousands of Dollars
Commercial, financial and agricultural               $626,818     $269,160      $152,209     $1,048,187
Real estate construction                              147,604       50,008        21,372        218,984
                                                     --------------------------------------------------
Total                                                $774,422     $319,168      $173,581     $1,267,171
                                                     ==================================================


                                                            OVER ONE THROUGH
                                                                FIVE YEARS          OVER FIVE YEARS
                                                            ---------------------------------------
                                                                      Thousands of Dollars
Fixed interest rate                                                $156,392          $  86,790
Variable interest rate                                              162,776             86,791
                                                                   ---------------------------
Total                                                              $319,168           $173,581
                                                                   ===========================


Note: Demand loans and overdrafts are reported as due in one year or less.
      Loan maturity is based upon scheduled principal payments.

CAPITAL AND DIVIDENDS

In 1994, the Company continued to strengthen its capital position. At December 31, 1994, shareholders' equity of $634.2 million was at the highest level in the Company's history, representing a $97.8 million, or 18.2 percent, increase over shareholders' equity at December 31, 1993. Shareholders' equity as a percent of total assets was 8.8 percent at December 31, 1994 and 1993. The Dividend Reinvestment and Stock Purchase Plan provided $1.6 million of additional capital during 1994 and $59.4 million during 1993. The decrease was primarily the result of discontinuing the five percent discount provision of the plan, effective November 1, 1993. This discount was eliminated since the Company had achieved all capital goals.

During 1994, 2.8 million shares of common stock were issued in connection with the acquisition of Chattahoochee Bancorp, Inc. This transaction increased equity by $46.4 million. During the fourth quarter of 1993, 1.7 million shares of common stock were issued in connection with the acquisition of the Atlanta banking franchise of Barnett Banks, Inc. This transaction increased shareholders' equity by $23.3 million. During the first quarter of 1992, the Company announced the issuance of five million shares of common stock in Europe. The transaction was closed on April 9, 1992. This transaction provided an additional $39.4 million of equity.

At December 31, 1994, the Company's Tier 1 capital ratio was 11.00 percent, the Total risk-based capital ratio was 12.70 percent and the Leverage ratio was
8.10 percent. These ratios are in excess of regulatory requirements. Bank South, N.A., the Company's bank subsidiary is considered "well capitalized" by banking regulators.

Capital planning is an integral part of the Company's overall planning process. Capital adequacy is regularly monitored and reviewed to ensure that appropriate levels of capital are maintained to meet both current operating needs and anticipated future requirements. Further discussion of capital, including restrictions on the payment of dividends, can be found in Note 13 to the Consolidated Financial Statements.

In 1994, the Company's Board of Directors declared dividends of $0.48 per share for an increased dividend payout of 35.3 percent compared to 15.9 percent in 1993. The current level of dividend payout is expected to be maintained, within a target range of 25 percent to 35 percent, in a manner commensurate with earnings growth and capital requirements. It is the Company's belief that its shareholders seek a consistent long-term return on their investment, including a stable pattern of earnings growth coupled with a steadily increasing cash dividend.

LIQUIDITY

Liquidity represents the ability to provide funding for lending and investment activities, as well as to cover deposit withdrawals and pay debt and operating obligations. These funds can be obtained by converting assets to cash, attracting new deposits, or borrowing funds. Many factors impact the Company's ability to meet liquidity needs, including variations in the markets served by the branch office network, asset/liability mix, reputation and credit standings in the market, and general economic conditions. Maintaining an adequate level of liquidity is a critical balance sheet management objective. At December 31, 1994, the Company's balance sheet was highly liquid. The Company's core deposits as a percent of loans were 118.7 percent in 1994 compared to 123.8 percent in 1993 and 124.8 percent in 1992. Short-term liquid assets as a percent of volatile short-term liabilities were 328.55 percent in 1994, 653.95 percent in 1993 and 399.85 percent in 1992. Balance sheet liquidity in 1994 and 1993 was enhanced by significant core deposit growth and new equity raised through the Dividend Reinvestment and Stock Purchase Plan. In addition, the Company's access to debt markets was improved in 1994 by upgrades in debt ratings, continued improvement in asset quality, an increased level of capital, and increased profitability.

INTEREST RATE SENSITIVITY AND ASSET LIABILITY MANAGEMENT

Interest rate sensitivity refers to the responsiveness of interest-earning assets and interest-bearing liabilities to changes in market interest rates. To lessen the impact of rate movements, the balance sheet is structured such that differences in repricing opportunities between assets and liabilities are minimized.

Interest rate risk management, an important component of the overall risk management program of the Company, includes monitoring of the balance sheet composition and its associated sensitivity to interest rate changes. Interest rate sensitivity is monitored on a monthly basis by simulating net interest income under varying interest rate scenarios. The simulation model utilizes maturity and repricing data on loans, investments, derivative financial instruments, deposits and other interest-bearing liabilities to predict future levels of net interest income. The model measures net interest income, t.e., at risk as the difference between net interest income under rising and falling rate environments and net interest income, t.e., in an unchanged rate environment. The Company's policy is to actively manage the balance sheet so that net interest income simulated over a 12-month period under 100, 200 and 300 basis point changes in rates does not vary adversely from net interest income produced in an unchanged rate environment by more than 2 percent, 5 percent and 8 percent, respectively. At December 31, 1994, the decrease in net interest income under 100, 200 and 300 basis point increases in rates would have been 1.6 percent, 3.7 percent and 6.3 percent, respectively. A measure of longer-term interest rate risk is the market value of portfolio equity, which is the present value of asset cash flows less the present value of liability cash flows, adjusted for off-balance activity. At December 31, 1994, the Company was liability sensitive. The sensitivity of the market value of portfolio equity to changes in interest rates is measured in comparison to established policy guidelines. At December 31, 1994, the Company was in compliance with its market value of portfolio equity policies.

It is the Company's policy to utilize derivative financial instruments, primarily interest rate swap and interest rate cap agreements, to reduce its exposure to interest rate fluctuations. Income streams from underlying assets and liabilities are offset with income received or paid on interest rate swaps and caps. Consequently, the overall impact of rate movements on net interest income for the interest rate swap and cap portfolio must be evaluated in conjunction with the impact of rate movements on the underlying assets which the swaps are hedging.

Interest rate swap and cap agreements are used to modify the repricing characteristics of interest-earning assets and interest-bearing liabilities. These agreements generally involve the receipt of fixed-rate interest payments in exchange for floating-rate interest payments over the life of the agreement without an exchange of the underlying notional amount. The differential to be paid or received is accrued as interest rates change and recognized as an adjustment to interest expense or interest income related to the underlying hedged item. The related amount payable to, or receivable from, counterparties is included in other liabilities or assets. The fair value changes in the interest rate swap and cap agreements are recognized in accordance with the accounting for the underlying hedged item (see Note 1 to the Consolidated Financial Statements).

Interest rate swap and cap agreements are stated in terms of a notional amount, which represents a value used to compute the amount of interest to be received or paid under the agreement. The Company's risk of loss relates to the ability of the counterparties to make the interest payments required under the terms of the agreements. Counterparties must meet rigorous credit standards and be approved by the Company's Capital Markets Credit Committee before entering into interest rate swap and cap agreements. Counterparties to the contract must provide collateral sufficient to protect the other party from significant exposure to loss. At December 31, 1994, the Company had sufficient collateral to cover any loss exposure.

The notional balance for interest rate swaps and caps at December 31, 1994 was $2.1 billion and $1.5 billion, respectively. At December 31, 1993, the Company had $1.5 billion in interest rate swaps and no interest rate caps. The net unrealized market value loss on total derivative financial instruments at December 31, 1994 was approximately $90.4 million, or 2.4 percent of total notional balance for total derivative financial instruments compared to a net unrealized market value gain at December 31, 1993 of approximately $25.9 million, or 1.6 percent. The Company terminated $430.0 million in interest rate swaps in 1994 resulting in $1.0 million in gains. The termination of these interest rate swaps was due to the sale of the underlying assets and in the course of the Company's asset and liability management process. The Company has $1.9 billion of interest rate swaps whose maturities extend when interest rates rise as a means of constructing more effective hedges (see Note 14 to the Consolidated Financial Statements).


DERIVATIVE FINANCIAL INSTRUMENTS
TABLE 16

                                                PAY FIXED NOTIONAL      RECEIVE FIXED
                                                      AMOUNT           NOTIONAL AMOUNT          TOTAL
                                                --------------------------------------------------------
                                                                    Thousands of Dollars
Interest rate swaps
Beginning balance, January 1, 1994                    $ 115,000           $1,372,273         $1,487,273
  Additions                                             350,000            1,275,000          1,625,000
  Amortization                                                -             (606,762)          (606,762)
  Terminations                                         (315,000)            (115,000)          (430,000)
                                                      --------------------------------------------------
Ending balance, December 31, 1994                     $ 150,000           $1,925,511         $2,075,511
                                                      ==================================================

                                                                RECEIVE FIXED
                                                               NOTIONAL AMOUNT
                                                               ---------------
                                                                Thousands of
                                                                  Dollars
 Interest rate caps
   Beginning balance, January 1, 1994                             $1,547,000
   Additions                                                               -
                                                                  ----------
 Ending balance, December 31, 1994                                $1,547,000
                                                                  ==========

SELECTED QUARTERLY DATA
TABLE 17

                                                1994                                            1993
                           FOURTH       THIRD         SECOND        FIRST       FOURTH      THIRD     SECOND     FIRST
                        ----------------------------------------------------------------------------------------------
                                                  Thousands of dollars, except per share data
For the quarter
Interest income
  (taxable equivalent)   $124,876     $115,628      $105,971      $103,906    $97,532     $93,005   $91,567    $89,056
Interest income           120,284      111,690       102,884       101,239     95,464      91,573    90,625     88,182
Interest expense           57,132       47,920        39,009        37,460     39,613      37,313    36,010     36,883
                        ----------------------------------------------------------------------------------------------
Net interest income        63,152       63,770        63,875        63,779     55,851      54,260    54,615     51,299
Provision for loan            300          300         2,300         4,697      3,271       4,975     5,783      6,364
  losses
Net interest income
  after provision for
  loan losses              62,852       63,470        61,575        59,082     52,580      49,285    48,832     44,935
Securities gains           (2,557)        (162)        2,180          (329)      (319)        961     1,054      3,845
  (losses)
Gain on sale of                 -            -             -             -     32,288           -         -          -
  subsidiary
Other non-interest         31,838       30,540        29,712        28,312     28,344      28,651    28,808     25,254
  income
Other real estate             896         (103)          319            40      1,102         369       953         94
  owned
Other non-interest
  expense                  72,168       69,885        66,257        62,903     71,982      58,215    56,664     56,321
                        ----------------------------------------------------------------------------------------------
Income before income
  taxes                    19,069       24,066        26,891        24,122     39,809      20,313    21,077     17,619
Income tax expense          4,007        2,335         4,248         4,813     10,019       3,810     5,278      2,447
                        ----------------------------------------------------------------------------------------------
Net income                $15,062      $21,731       $22,643       $19,309    $29,790     $16,503   $15,799    $15,172
                        ==============================================================================================
Per common share
Net income                $  0.26      $  0.37       $  0.39       $  0.35    $  0.55     $  0.32   $  0.32    $  0.31
Cash dividends               0.13         0.13          0.11          0.11       0.08        0.08      0.04       0.04
  declared
Common book value           10.77        10.66         10.42         10.61       9.98        9.11      8.71       8.33
Common stock price:
  High                      18.50        21.00         20.38         19.13      15.88       16.13     14.00      14.75
  Low                       16.38        18.38         17.25         14.75      13.13       11.25     11.25      11.63
  Quarter-end               17.75        18.50         18.00         18.25      15.25       15.50     12.88      13.63

Notes: The common stock price data represents actual sales prices without retail markups or commissions.

The balances shown above have been restated for business combinations accounted for under the pooling of interests method (see Notes 2 and 20 to the Consolidated Financial Statements).

A provision for loan losses of $300,000 was recorded in the third and fourth quarters of 1994 compared to $3.3 million and $5.0 million in the respective periods of 1993. This reduced provision was the result of larger-than-expected recoveries and the significant improvement in asset quality.

Income tax expense declined 60 percent for the fourth quarter of 1994 compared to the same period of 1993 due to the effects of the sale of the bank subsidiary in fourth quarter 1993 with a tax effect of $12.5 million.

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors of Bank South Corporation

We have audited the accompanying consolidated balance sheets of Bank South Corporation and subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994.
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bank South Corporation and subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.


                                                        ERNST & YOUNG LLP

Atlanta, Georgia
January 19, 1995,
except for the pooling of interests with Gwinnett
Bancshares, Inc. as to which the date is February 17, 1995

CONSOLIDATED BALANCE SHEETS

                                                                                  DECEMBER 31,
                                                                           1994                  1993
                                                                     --------------------------------------
                                                                     Thousands of dollars, except per share
                                                                                      data
 ASSETS
 Cash and due from banks:
   Interest bearing deposits                                          $       64,048       $        37,959
   Non-interest bearing deposits and cash                                    359,473               363,189
                                                                     --------------------------------------
 Total cash and due from banks (Note 3)                                      423,521               401,148
                                                                     --------------------------------------
 Federal funds sold and securities purchased under agreements to
   resell                                                                     50,649                 9,170
 Trading account securities                                                   75,431                13,154
 Investments securities available for sale (Note 4)                          495,175             1,188,264
 Investment securities held to maturity (fair value $1,851,892 at
   December 31, 1994 and $765,423 at DecemberE31,E1993) (Note 5)           1,945,856               769,584
 Loans                                                                     3,954,490             3,509,015
 Less:  Unearned income                                                       21,207                35,492
 Allowance for loan losses                                                    82,936                88,482
                                                                     --------------------------------------
 Net loans (Note 6)                                                        3,850,347             3,385,041
                                                                     --------------------------------------
 Premises and equipment, net (Note 7)                                        113,557               101,685
 Customers' acceptance liability                                                 770                 1,733
 Other real estate owned, net (Note 8)                                         3,678                 5,269
 Other assets                                                                287,026               210,672
                                                                     --------------------------------------
 Total assets                                                             $7,246,010            $6,085,720
                                                                     ======================================
 LIABILITIES
 Non-interest bearing demand deposit accounts                             $1,203,258            $1,107,657
 Interest-bearing deposits:
   NOW accounts                                                              785,795               781,556
   Money market accounts                                                     602,429               562,996
   Savings account                                                           484,913               460,974
   Certificates of deposit $100,000 or more                                  364,584               228,365
   Other time deposits                                                     1,591,780             1,386,825
                                                                     --------------------------------------
 Total interest-bearing deposits                                           3,829,501             3,420,716
                                                                     --------------------------------------
 Total deposits (Note 9)                                                   5,032,759             4,528,373

 Short-term borrowings:
   Federal funds purchased and securities sold under agreements
     to repurchase                                                           944,153               511,296
   Commercial paper                                                           49,773                21,616
   Other short-term borrowings                                               375,998               255,283
                                                                     --------------------------------------
 Total short-term borrowings (Note 10)                                     1,369,924               788,195
                                                                     --------------------------------------
 Bank acceptances outstanding                                                    770                 1,733
 Long-term debt (Note 11)                                                     89,413                98,738
 Other liabilities                                                           118,912               132,264
                                                                     --------------------------------------
 Total liabilities                                                         6,611,778             5,549,303
                                                                     --------------------------------------

Shareholders' equity                         1994          1993
                                        -------------------------
Preferred stock:

  Par value                                    $ 25          $ 25
  Shares authorized                       5,000,000     5,000,000
  Shares issued and outstanding                   -             -                 -                    -
  Common stock:
   Par value                                    $ 5           $ 5
   Shares authorized                    100,000,000   100,000,000
   Shares issued and outstanding         58,264,282    54,440,999           291,319              272,198
   Capital surplus                                                          183,856              144,132
   Retained earnings                                                        167,582              116,108
   Unrealized (loss) gain on investment
     securities available for sale, net of tax                               (8,525)               3,979
                                                                     --------------------------------------
Total shareholders' equity (Note 13)                                        634,232              536,417
                                                                     --------------------------------------
Total liabilities and shareholders' equity                               $7,246,010           $6,085,720
                                                                     ======================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

                                                                              YEAR ENDED DECEMBER 31
                                                                         1994           1993         1992
                                                                    -----------------------------------------
                                                                      Thousands of dollars, except  per share
                                                                                       data
INTEREST INCOME
Interest and fees on loans:
  Taxable                                                               $304,856      $267,348     $275,817
  Tax-exempt                                                               3,714         3,734        5,222
                                                                    -----------------------------------------
Total interest and fees on loans (Note 6)                                308,570       271,082      281,039
                                                                    -----------------------------------------
Interest on investment securities held to maturity:
  Taxable                                                                 53,515        35,349       73,279
  Tax-exempt                                                              22,288         5,632          250
                                                                    -----------------------------------------
Total interest on investment securities held to maturity                  75,803        40,981       73,529
                                                                    -----------------------------------------
Interest and dividends on investment securities available for sale
  (taxable)                                                               36,295        43,837        6,649
Trading account securities                                                 6,455         3,262        1,074
Federal funds sold and securities purchased under agreements to            3,777         3,270        1,147
  resell
Interest-bearing deposits                                                  1,429         1,048        1,310
Other short-term investments                                               3,768         2,364       10,372
                                                                    -----------------------------------------
Total interest income                                                    436,097       365,844      375,120
                                                                    -----------------------------------------
INTEREST EXPENSE
Interest on deposits:
  NOW accounts                                                            19,974        16,196       16,710
  Money market accounts                                                   17,522        13,560       18,416
  Savings accounts                                                        12,477        10,900       11,118
  Certificates of deposit $100,000 or more                                13,167        12,789       11,946
  Other time deposits                                                     68,029        74,934      106,044
                                                                    -----------------------------------------
Total interest on deposits (Note 9)                                      131,169       128,379      164,234
                                                                    -----------------------------------------
Interest on short-term borrowings:
  Federal funds purchased and securities sold under agreements to
    repurchase                                                            30,910        14,817       18,697
  Other short-term borrowings                                             13,684         2,174          185
                                                                    -----------------------------------------
Total interest on short-term borrowings (Note 10)                         44,594        16,991       18,882
                                                                    -----------------------------------------
Interest on long-term debt (Note 11)                                       5,758         4,449        4,093
                                                                    -----------------------------------------
Total interest expense                                                   181,521       149,819      187,209
                                                                    -----------------------------------------

NET INTEREST INCOME                                                      254,576       216,025      187,911
Less:  Provision for loan losses (Note 6)                                  7,597        20,393       32,513
                                                                    -----------------------------------------
Net interest income after provision for loan losses                      246,979       195,632      155,398
                                                                    -----------------------------------------

NON-INTEREST INCOME
Trust income                                                               9,990        10,323       10,485
Service charges and fees on deposit accounts                              65,345        54,875       43,078
Electronic banking                                                        17,345        13,284        9,789
Mortgage banking activities                                                4,058         4,338        4,984
Other service charges and fees                                            10,769        10,976        6,035
Capital markets activities                                                 5,660         6,193        5,398
Gain on sale of subsidiary (Note 2)                                            -        32,288            -
Securities (losses) gains (Note 4)                                          (868)        5,541       32,382
Other income                                                               7,235        11,068       14,268
                                                                    -----------------------------------------
                                                                         119,534       148,886      126,419
                                                                    -----------------------------------------

NON-INTEREST EXPENSE
Salaries and employee benefits                                           130,806       120,356       102,260
Occupancy                                                                 18,615        17,628        18,048
Equipment                                                                 16,839        13,630        12,563
Other real estate owned                                                    1,152         2,518        15,384
Other expense                                                            104,953        91,568        92,563
                                                                    -----------------------------------------
Total non-interest expense                                               272,365       245,700       240,818
                                                                    -----------------------------------------
Income before income taxes                                                94,148        98,818        40,999
Income tax expense (including tax expense of $(142), $1,226, and
  $6,744 on securities (losses) gains for 1994, 1993 and 1992,
  respectively                                                            15,403        21,554         8,538
                                                                    -----------------------------------------
NET INCOME                                                             $  78,745     $  77,264     $  32,461
                                                                    =========================================
Earnings per common share                                              $    1.36     $    1.52     $    0.73
                                                                    =========================================
Weighted average common shares and common share equivalents
  outstanding                                                          57,944,299    50,988,823    44,537,171
                                                                    =========================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           YEAR ENDED DECEMBER 31
                                                                    1994             1993            1992
                                                                -------------------------------------------
                                                                            Thousands of dollars
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                      $   78,745      $    77,264    $     32,461
Adjustments to reconcile net income to net cash (used in)
  provided by operating activities:
    Provision for loan losses                                        7,597           20,393          32,513
    Provision for losses on other real estate owned                  1,046            3,760          13,913
    Depreciation and amortization expense - premises and
      equipment                                                     12,611            9,423           9,071
    Amortization expense - intangible and other assets              12,363            5,758          11,394
    Deferred income tax expense (benefit)                            9,036           (1,892)          2,517
    Net amortization of investment security premiums and             4,624            2,831             861
      discounts
    Securities losses (gains)                                          868           (5,541)        (32,522)
    Net unrealized valuation gain on trading account                  (258)            (373)            (36)
      securities
    Net realized gain on sales of other assets                        (363)          (4,172)           (557)
    Net (increase) decrease in trading account securities          (62,019)          47,457         (50,548)
    Net (increase) decrease in mortgage loans held for sale        (26,278)         (24,329)          7,998
    Net (increase) decrease in interest receivable                 (14,392)           1,657           3,064
    Net (increase) decrease in other assets                        (52,128)          (6,397)         16,033
    Net increase (decrease) in interest payable                      8,085          (10,225)           (650)
    Net (decrease) increase in other liabilities                   (24,531)          45,144          27,650
    Gain on sale of subsidiary                                           -          (32,288)              -
                                                                -------------------------------------------
Total adjustments                                                 (123,739)          51,206          40,701
                                                                -------------------------------------------
Net cash (used in) provided by operating activities                (44,994)         128,470          73,162
                                                                -------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Net (increase) decrease in federal funds sold and securities
  purchased under agreements to resell                             (28,069)          35,050          21,793
Net decrease in other short-term investments - 90 days or
  less                                                                   -                -         143,763
Proceeds collected from matured other short-term investments
  - 90 days or more                                                      -            1,240         169,660
Purchases of investment securities held to maturity             (1,278,966)      (1,596,437)              -
Purchases of investment securities available for sale           (3,799,828)      (1,612,968)        (50,236)
Proceeds from sales of investment securities available for
  sale                                                           4,258,376        2,154,718           2,059
Proceeds from calls, maturities and redemptions of investment
  securities held to maturity                                      145,309          185,036               -
Proceeds from calls, maturities and redemptions of investment
  securities available for sale                                    217,506          208,411          25,061
Purchase of investment securities held to maturity and
  investment securities available for sale                               -                -      (1,435,206)
Proceeds from sales of investment securities held to maturity
  and investment securities available for sale                           -                -         816,138
Proceeds from calls, maturities and redemptions of investment securities held to maturity and investment securities
  available for sale                                                     -                -         237,311
Net (increase) decrease in loans                                  (302,423)        (169,051)         29,600
Purchases of premises and equipment                                (26,687)         (15,854)         (5,217)
Proceeds from sale of premises and equipment                         8,085            3,661           1,883
Proceeds from sale of other real estate owned                        9,764           32,065          68,792
Proceeds from recoveries on loans previously charged-off            20,646           10,058          10,294
Business combinations, net of cash acquired                          7,872           (9,798)              -
                                                                -------------------------------------------
Net cash (used in) provided by investing activities               (768,415)        (773,869)         35,695
                                                                -------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits                                284,814           61,858          (4,290)
Net increase (decrease) in short-term borrowings                   574,729          460,909         (93,488)
Repayments of long-term debt                                        (9,184)          (1,104)         (2,900)
Proceeds from long-term debt                                             -           40,000               -
Cash dividends paid                                                (27,271)         (12,189)           (606)
Proceeds from employees and director stock purchases                10,861            5,303           1,229
Proceeds from foreign stock issuance                                     -                -          39,430
Net cost of common stock repurchases                                     -                -          (2,705)
Proceeds from dividend reinvestment plan                             1,563           59,389          19,083
                                                                -------------------------------------------
Net cash provided by (used in) financing activities                835,512          614,166         (44,247)
                                                                -------------------------------------------
Net increase (decrease) in cash and due from banks                  22,103          (31,233)         64,610
Cash and due from banks at beginning of year                       401,148          432,381         367,771
                                                                -------------------------------------------
Cash and due from banks at end of year                          $  423,251      $   401,148    $    432,381
                                                                ===========================================

See notes to consolidated financial statements.

SUPPLEMENTARY INFORMATION

                                                                          YEAR ENDED DECEMBER 31
                                                                  1994             1993             1992
                                                               --------------------------------------------
                                                                           Thousands of dollars
Income taxes paid                                              $  28,872       $     16,483     $     4,230
Income tax refunds received                                        1,246              1,258          16,664
Interest paid                                                    173,402            160,075         188,102
Non-cash transactions:
  Loans transferred to other real estate owned                     6,755              3,970          37,494
  Loans to facilitate the sale of other real estate owned            145              2,734               -
  Investment securities held to maturity transferred to
    investment securities available for sale                           -          1,180,924       1,350,458


CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                        UNREALIZED
                                                                                      (LOSS) GAIN ON
                                                                        RETAINED        INVESTMENT
                                                                        EARNINGS        SECURITIES
                                 COMMON      COMMON      CAPITAL      (ACCUMULATED     AVAILABLE FOR
                                 SHARES       STOCK      SURPLUS        DEFICIT)      SALE, NET OF TAX  TOTAL
                                 -----------------------------------------------------------------------------
                                           Thousands of dollars and shares, except per share data
Balance at January 1, 1992       41,197     $205,980    $64,584     $19,942            $    -         $290,506
  Net income                          -            -          -      32,461                 -           32,461
  Dividend reinvestment plan      1,825        9,127      9,956           -                 -           19,083
  Foreign stock issuance          5,000       25,000     14,430           -                 -           39,430
  Employee and director
    stock transactions              188          940        302         (13)                -            1,229
  Cash dividends declared by
    pooled companies:
      Gwinnett Bancshares:
       Common stock - $.29
         per share                    -            -          -        (606)                -             (606)
  Repurchase and retirement
    of common stock                (488)      (2,440)       486        (751)                -           (2,705)
                                 -----------------------------------------------------------------------------
Balance at December 31, 1992     47,722      238,607     89,758      51,033                 -          379,398
                                 -----------------------------------------------------------------------------
  Net income                          -            -          -      77,264                 -           77,264
  Cash dividends declared by
    pooled companies:                 -            -          -     (12,189)                -          (12,189)
      Bank South:
       Common Stock - $.24
         per share                    -            -          -     (11,267)                -          (11,267)
      Gwinnett Banchares:
       Common stock - $.45
         per share                    -            -          -        (922)                -             (922)
  Issuance of stock in
    business combination          1,679        8,394     14,879           -                 -           23,273
  Dividend reinvestment plan      4,542       22,710     36,679           -                 -           59,389
  Employee and director
    stock transactions              497        2,487      2,816           -                 -            5,303
  Unrealized gain on
    investment securities
    available for sale, net of tax    -            -          -           -             3,979            3,979
                                 -----------------------------------------------------------------------------
Balance at December 31, 1993     54,440      272,198    144,132     116,108             3,979          536,417
                                 -----------------------------------------------------------------------------
  Net income                          -            -          -      78,745                 -           78,745
  Cash dividends declared by
    pooled companies:
      Bank South:
       Comm stock - $.48 per
         share                        -            -          -     (26,030)                -          (26,030)
      Gwinnett Banchares:
       Common stock - $.60
         per share                    -            -          -      (1,241)                -           (1,241)
  Issuance of stock in
    business combination          2,821       14,105     32,317      -                      -           46,422
  Dividend reinvestment plan         88          441      1,122      -                      -            1,563
  Employee and director
    stock transactions              915        4,575      6,285      -                      -           10,860
  Unrealized loss on
    investment securities
    available for sale, net of tax    -            -          -      -              (12,504)           (12,504)
                                 -----------------------------------------------------------------------------
Balance at December 31, 1994     58,264     $291,319   $183,856    $167,582         $ (8,525)         $634,232
                                 =============================================================================


See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Bank South Corporation is a bank holding company whose business is presently conducted by its subsidiaries, primarily Bank South (the "Bank"). The accounting principles followed by Bank South Corporation and its subsidiaries (the "Company") and the methods of applying those principles conform with generally accepted accounting principles and with general practices within the banking industry, where applicable.

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

The Company's supplemental consolidated financial statements include the accounts of the parent company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Results of operations of companies purchased are included from the dates of acquisition. Prior year financial statements are restated to include amounts of companies acquired and accounted for as poolings of interests. Certain amounts in prior years have been reclassified to conform to the 1994 presentation.

TRADING ACCOUNT SECURITIES, INVESTMENT SECURITIES AVAILABLE FOR SALE AND INVESTMENT SECURITIES HELD TO MATURITY

The Company's policies for investments in debt and equity securities are as follows: Trading account assets are held for resale in anticipation of short-term market movements. Trading account assets, consisting of debt and marketable equity securities and money market instruments, are stated at fair value. Gains and losses, both realized and unrealized, are included in capital markets activities. Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Debt securities are classified as investment securities held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Debt securities classified as investment securities held to maturity are stated at amortized cost. Debt securities not classified as investment securities held to maturity or trading and marketable equity securities not classified as trading are classified as investment securities available for sale. Investment securities available for sale are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity. The amortized cost of investment securities held to maturity and investment securities available for sale is adjusted for amortization of premiums and accretion of discounts to maturity or, in the case of mortgage-backed securities, over the estimated life of the security. Such amortization is included in interest income. Realized gains and losses, and declines in value judged to be other than temporary are included in securities gains. The cost of securities sold is based on the specific identification method.

INTEREST CONTRACTS

The Company uses various interest rate related contracts such as swaps, caps, futures and options to reduce its exposure to interest rate fluctuations (asset/liability management) and to hedge trading activities. For contracts used in asset/liability management which are designated and effective as hedges of existing risk positions or anticipated transactions which will create risk positions, gains and losses are deferred and recognized as an adjustment to the yield of the hedged item. The fair value of contracts designated and effective as hedges of existing risk positions for assets classified as available for sale is recognized as an adjustment to equity, consistent with accounting for the underlying hedged instrument. Contracts entered into hedging trading positions are marked to market, and gains and losses are recognized currently as non-interest income. Premiums paid on interest rate caps are amortized over the life of the contract as an adjustment to the yield of the hedged position. If a derivative financial instrument that is used to manage interest rate risk is terminated early or results in a single payment based on the change in value of an underlying item, any resulting gain or loss is deferred and amortized as an adjustment to the yield of the designated assets or liabilities over the remaining periods originally covered by the derivative financial instrument.

LOANS

Interest income on loans is recognized in a manner that results in a level yield on the principal amounts outstanding. The Company defers certain loan fees, net of loan origination costs, and amortizes them to income over the life of the related loan. Mortgage loans held for sale are recorded at lower of cost or market on an aggregate basis as of the date of the balance sheet. Changes in the valuation allowances are included in the determination of net income for the period in which the change occurs.

Loans are generally classified as non-accrual when they are past due in principal or interest payments for more than 90 days or it is otherwise not reasonable to expect collection of principal and interest under the original terms. Exceptions are allowed when loans are well-secured and in process of collection. Generally, payments received on non-accrual loans are applied directly against principal.

ALLOWANCE FOR LOAN LOSSES

The Company's allowance for loan losses is based upon management's regular review and evaluation of the loan portfolio. The allowance is maintained at a level which management believes is adequate to provide for losses inherent in the loan portfolio. Management's review addresses several factors, including current and expected economic conditions, lending policies, and historical loss experience by loan category and loan classification. The evaluation of overall portfolio quality when setting the allowance includes analysis of individual loans with additional emphasis on non-accruing and past due credits. The amount of the allowance is maintained through the provision for loan losses. Loans that are declared uncollectible are charged against the allowance and any subsequent recoveries are credited to the allowance. For individually significant loans, management's review consists of evaluations of the financial strength of the borrowers, appraisals and other estimates of the value of the related collateral. The review of groups of loans, which are individually insignificant, is based upon the delinquency status of the group, lending policies and previous loss experience by each category. Changing economic conditions affecting the Company's market or loan customers may result in changes to management's estimates, appraisals, and evaluations of loans.

OTHER REAL ESTATE OWNED

Other real estate owned is recorded at foreclosure, or when the loan is determined to be an in-substance foreclosure, at the lower of the investment in the loan or fair value of the amount, less estimated selling costs. A valuation allowance is established to recognize temporary declines in fair value. The carrying value of these properties is adjusted downward when required by an annual re-appraisal, or more frequently if market conditions indicate a decline in fair value below carrying value. Changes in this allowance are reflected in other real estate owned expense. Loans are accounted for as in-substance foreclosures when the borrower has little or no equity in the project, repayment is expected only from the operation or sale of a property, and the borrower has either abandoned control of the property or it is doubtful the borrower will be able to rebuild equity over a relatively short period of time.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed principally on the straight-line method over the estimated useful lives of the assets.

EARNINGS PER COMMON SHARE

Earnings per common share (including common share equivalents) are based on the weighted average number of common shares outstanding during the period.

INTANGIBLE ASSETS AND DEPOSIT-BASED INTANGIBLES

Intangible assets, primarily arising from the excess of purchase price over net assets acquired of purchased banks, are principally amortized on a straight-line basis over periods from 15 to 25 years. Deposit-based intangibles, primarily arising from the excess fair value related to deposits purchased from banks, are principally amortized on a straight-line basis over periods from seven to 10 years.

INCOME TAXES

The provision for income taxes is based on income as reported in the consolidated financial statements.

STATEMENTS OF CASH FLOWS

For purposes of the Statements of Cash Flows, the Company considers cash and cash equivalents to include cash and amounts due from banks.

2. ACQUISITIONS AND DIVESTITURES

On December 2, 1993, the Company acquired Barnett Bank of Atlanta ("BBA") and Barnett Bank of Fayette County ("BBFC") from Barnett Banks, Inc. ("Barnett"), and sold to Barnett its Pensacola, Florida, subsidiary, the Citizens and Peoples National Bank of Pensacola ("C&P"), pursuant to two Stock Purchase Agreements, each dated as of May 4, 1993, with Barnett. In connection with the acquisitions of BBA and BBFC, the Company paid to Barnett $31,727,000 in cash, issued to Barnett 1,678,838 shares of the Company's Common Stock, and transferred to Barnett all of the outstanding shares of C&P. The sale of C&P resulted in an after-tax gain of $19,813,000. In connection with this issuance of Bank South Common Stock, the Company and Barnett entered into a Standstill and Registration Rights Agreement, also dated as of May 4, 1993. The acquisitions of BBA and BBFC were accounted for as purchases. In conjunction with this transaction, goodwill of $41,985,000 and deposit-based intangibles of $13,000,000 were recorded. These amounts are being amortized over 15 and seven years respectively. The fair value of combined assets of BBA and BBFC was approximately $774,717,000 and liabilities assumed were $705,606,000 at the acquisition date. The book value of C&P's assets and liabilities sold at the acquisition date were approximately $416,416,000 and $378,705,000, respectively. On December 2, 1993, subsequent to the acquisitions of BBA and BBFC, those banks were merged with and into Bank South, N.A. The unaudited pro forma results listed below reflect purchase price accounting adjustments assuming the acquisition occurred at the beginning of each period presented. These results have been prepared for informational purposes only and are not necessarily indicative of what would have occurred had the acquisition been made at the beginning of each period, nor are they necessarily indicative of future operating results.

                                                                              YEAR ENDED DECEMBER 31
                                                                             1993                 1992
                                                                  -------------------------------------------
                                                                  Thousands of dollars, except per share data
             Net interest income                                            $241,783              $212,769
             Income before taxes                                              94,097                34,147
             Net income                                                       73,565                25,850
             Earnings per common share                                          1.38                  0.54


On March 11, 1994, the Company acquired Merchant Bank Corporation ("Merchant"). At December 31, 1993, Merchant had total assets of approximately $138,612,000 and for the year then ended had net income of $1,006,000. The Company issued an aggregate 1,272,937 shares of the Company's common stock to holders of Merchant common stock. This acquisition was accounted for using the pooling of interests accounting method.

On March 15, 1994, the Company acquired Chattahoochee Bancorp, Inc. ("Chattahoochee"). At December 31, 1993, Chattahoochee had total assets of approximately $258,454,000 and for the year then ended had net income of $450,000. The Company issued an aggregate 2,821,170 shares of the Company's common stock to holders of Chattahoochee common stock. This acquisition was accounted for using the purchase accounting method. In conjunction with this transaction, goodwill of $13,742,000 and deposit-based intangibles of $7,868,000 were recorded.

On April 22, 1994, the Company acquired the Lithia Springs branch of Southern Federal Savings Association ("Southern Federal") of Georgia which had approximately $10,721,000 in deposits in a cash transaction from the RTC. This transaction was accounted for as a purchase.

On July 22, 1994, the Company acquired Citizens Express Company ("Citizens"). At December 31, 1993, Citizens had total assets of approximately $98,944,000 and for the year then ended had net income of $1,461,000. The Company issued an aggregate 1,062,500 shares of the Company's common stock to holders of Citizens common stock. This acquisition was accounted for using the poolings of interests accounting method.

At December 31, 1994, the Company's total intangible assets were $101,558,000, net of accumulated amortization, which were primarily comprised of goodwill and deposit-based intangibles resulting from acquisitions.


3. RESTRICTION ON CASH AND DUE FROM BANKS

The Company is required to meet certain reserve requirements with the Federal Reserve Bank of Atlanta. The average balances were $64,606,000 and $83,794,000 in 1994 and 1993, respectively.

4. INVESTMENT SECURITIES AVAILABLE FOR SALE

The cost, gross unrealized gains, gross unrealized losses and fair value of investment securities available for sale are summarized as follows:

                                                                  DECEMBER 31, 1994
                                                                GROSS           GROSS
                                                             UNREALIZED       UNREALIZED
                                               COST            GAINS           LOSSES           FAIR VALUE
                                           -----------------------------------------------------------------
                                                                Thousands of dollars
 U.S. Treasury securities                    $ 63,058           $  6            $ 3,313           $ 59,751
 Mortgage-backed securities                   376,554             55              9,927            366,682
 Other U.S. Government agencies                17,423              3                134             17,292
 Corporate securities                           1,229              -                 15              1,214
 Other debt securities                          6,027            261                263              6,025
                                           -----------------------------------------------------------------
 Total debt securities available for sale     464,291            325             13,652            450,964
 Equity securities                             44,005            206                  -             44,211
                                           -----------------------------------------------------------------
 Total investment securities available
   for sale                                  $508,296           $531            $13,652           $495,175
                                           =================================================================


                                                                  DECEMBER 31, 1993
                                                              GROSS             GROSS
                                                            UNREALIZED        UNREALIZED
                                               COST           GAINS             LOSSES          FAIR VALUE
                                         --------------------------------------------------------------------
                                                                Thousands of dollars
 U.S. Treasury securities and other U.S.
   government agencies                     $   72,052         $1,242             $   37         $   73,257
 Mortgage-backed securities                   997,611          5,663                890          1,002,384
 Corporate securities                          61,650            204                 36             61,818
 Other debt securities                          2,023              2                 46              1,979
                                         --------------------------------------------------------------------
 Total debt securities available
   for sale                                 1,133,336          7,111              1,009          1,139,438
 Equity securities                             48,805             21                  -             48,826
                                         --------------------------------------------------------------------
 Total investment securities available
   for sale                                $1,182,141         $7,132             $1,009         $1,188,264
                                         ====================================================================

The net unrealized loss of $13,121,000 as of December 31, 1994, is recorded as a component of equity, net of the estimated related tax effect of $4,599,000. The net unrealized gain of $6,123,000 as of December 31, 1993, is recorded as a component of equity, net of the estimated related tax effect of $2,143,000.

The cost and fair value of debt securities available for sale by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or pre-payment penalties.

                                                                          DECEMBER 31, 1994
                                                                     COST              FAIR VALUE
                                                                 ---------------------------------
                                                                       Thousands of dollars
 One year or less                                                  $ 26,888              $ 25,303
 Over one year through five years                                    54,990                53,137
 Over five years through 10 years                                        60                    56
 Over 10 years                                                        5,799                 5,786
                                                                 ---------------------------------
                                                                     87,737                84,282
 Mortgage-backed securities                                         376,554               366,682
                                                                 ---------------------------------
 Total debt securities available for sale                          $464,291              $450,964
                                                                 =================================


The carrying value of investment securities available for sale pledged to secure deposits and other balances was approximately $331,176,000 and $324,999,000 at December 31, 1994 and 1993, respectively. At December 31, 1994, the Company had no commitments to purchase when-issued securities.

During the years ended December 31, 1994 and 1993, proceeds from the sale of debt securities available for sale were $4,209,005,000 and $2,144,383,000, respectively. Gross realized gains on such sales were $5,602,000 and $8,074,000, respectively, and the gross realized losses were $7,355,000 and $2,661,000, respectively.

During the year ended December 31, 1992, proceeds from the sale of debt securities available for sale and held to maturity were $816,386,000. Gross realized gains on such sales were $34,348,000 and gross realized losses were $105,000. At December 31, 1994, the Company was committed to purchase a mortgage-backed security with a par value of $12,500,000 for $12,480,000.

5. INVESTMENT SECURITIES HELD TO MATURITY

The cost, gross unrealized gains, gross unrealized losses and fair value of investment securities held to maturity are summarized as follows:

                                                                  DECEMBER 31, 1994
                                                               GROSS            GROSS
                                                             UNREALIZED       UNREALIZED
                                              COST             GAINS            LOSSES        FAIR VALUE
                                         ------------------------------------------------------------------
                                                                Thousands of dollars
 U.S. Treasury securities                  $  114,544           $ 10            $   675         $  113,879
 Municipal securities                         543,549            545             42,618            501,476
 Mortgage-backed securities                 1,276,326             21             50,983          1,225,364
 Other U.S. Government agencies                 5,749              4                268              5,485
 Other securities                               5,688              -                  -              5,688
                                         ------------------------------------------------------------------
 Total investment securities held to
   maturity                                $1,945,856           $580            $94,544         $1,851,892
                                         ==================================================================

                                                                  DECEMBER 31, 1993
                                                                GROSS             GROSS
                                                             UNREALIZED        UNREALIZED
                                               COST             GAINS            LOSSES         FAIR VALUE
                                            ---------------------------------------------------------------
                                                                Thousands of dollars
 U.S. Treasury securities                    $ 41,732          $   897          $    14           $ 42,615
 Municipal securities                         291,253           10,453           10,944            290,762
 Mortgage-backed securities                   429,389              453              258            429,584
 Other U.S. Government agencies                   997               41                5              1,033
 Other securities                               6,213              866            5,650              1,429
                                            ---------------------------------------------------------------
 Total investment securities held to
   maturity                                  $769,584          $12,710          $16,871           $765,423
                                            ===============================================================

The carrying value of investment securities held to maturity pledged to secure deposits and other balances was approximately $1,045,448,000 and $746,409,000 at December 31, 1994 and 1993, respectively.

During the years ended December 31, 1994 and 1993, there were no sales of investment securities held to maturity.

The cost and fair value of debt securities held to maturity by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or pre-pay obligations with or without call or pre-payment penalties.

                                                                               DECEMBER 31, 1994
                                                                           COST              FAIR VALUE
                                                                       ---------------------------------
                                                                             Thousands of dollars
       One year or less                                                $  108,623            $  108,251
       Over one year through five years                                    19,571                18,979
       Over five years through 10 years                                    32,298                30,644
       Over 10 years                                                      509,038               468,654
                                                                       ---------------------------------
                                                                          669,530               626,528
       Mortgage-backed securities                                       1,276,326             1,225,364
                                                                       ---------------------------------
       Total investment securities held to maturity                    $1,945,856            $1,851,892
                                                                       =================================


6. LOANS

The following is a detail of loans by category:

                                                                                 DECEMBER 31
                                                                          1994                 1993
                                                                      -----------------------------------
                                                                             Thousands of dollars
       Commercial, financial and agricultural                          $1,048,187            $  894,774
       Real estate construction                                           218,985               137,741
       Commercial mortgages                                               598,376               579,652
       1-4 Family residential mortgages                                   672,515               574,548
       Consumer                                                         1,384,573             1,306,783
       Lease financing                                                     31,854                15,517
                                                                      -----------------------------------
       Total gross loans                                               $3,954,490            $3,509,015
                                                                      ===================================

The allowance for loan losses is analyzed as follows:

                                                                             DECEMBER 31,
                                                              1994              1993               1992
                                                          -------------------------------------------------
                                                                        Thousands of dollars
       Balance at beginning of year                        $  88,482          $  78,713         $  86,909
       Loans charged-off                                     (36,512)           (26,490)          (51,692)
       Recoveries on loans previously charged-off             20,873             10,435            10,983
                                                          -------------------------------------------------
       Net loans charged-off                                 (15,639)           (16,055)          (40,709)
                                                          -------------------------------------------------
       Net increase as a result of business
         combinations                                          2,496              5,431                 -
       Provision for loan losses charged to operating
         expense                                               7,597             20,393            32,513
                                                          -------------------------------------------------
       Balance at end of year                              $  82,936          $  88,482         $  78,713
                                                          =================================================


Loans classified as non-accrual amounted to $22,266,000 at December 31, 1994 and $36,811,000 at December 31, 1993. At December 31, 1994, there were no renegotiated or restructured loans that were not classified as non-accrual. At December 31, 1993, there were $1,020,000 of such loans. At December 31, 1994, 1993 and 1992, interest foregone on non-accrual and renegotiated loans outstanding was $2,517,000, $3,431,000 and $6,325,000, respectively.

Certain directors and executive officers of the Company, including immediate families and companies in which they are immediate owners, were customers of the Company during 1994 and 1993. Loans to such parties are made in the ordinary course of business at the Company's normal credit terms, including interest rates and collateralization, and do not represent more than a normal risk of collection. Total loans to these parties at December 31, 1994 and 1993 amounted to $22,886,000 and $24,394,000, respectively. During 1994, $3,088,000 of additional loans were made to, and repayments of $4,596,000 were received from, those persons who were related parties at December 31, 1994.

Statement of Financial Accounting Standards Number 114 ("FAS 114"), "Accounting by Creditors for Impairment of a Loan," was issued in May 1993 and amended in October 1994 by Statement of Financial Accounting Standards Number 118 (FAS
118), "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." These statements are effective for fiscal years beginning after December 15, 1994. The statements apply to all loans except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, loans measured at fair value or at lower of cost or fair value, leases, and debt securities as defined in FAS 115. The statements require that impaired loans be valued at the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical matter, at the fair market value of the loan's collateral if the loan is collateral dependent. The Company will adopt these new standards effective January 1, 1995. The effect of adopting the new rules is not expected to be material to the Company's financial position or results of operations.

The Company's concentration of credit in Georgia is a moderately limiting factor in its ability to diversify the portfolio geographically. However, management does not believe this concentration is of significant risk to the Company's financial position.

7. PREMISES AND EQUIPMENT

A summary of the Company's premises and equipment is presented below:

                                                                                 DECEMBER 31,
                                                                          1994                 1993
                                                                       ------------------------------------
                                                                             Thousands of dollars
       Land owned                                                        $ 20,417              $ 21,338
       Land leased                                                          4,700                 4,700
       Buildings owned                                                     55,955                53,301
       Buildings leased                                                     4,105                 4,105
       Leasehold improvements                                              20,472                19,753
       Furniture and equipment                                             95,139                84,313
       Construction in progress                                             9,605                 4,917
                                                                       ------------------------------------
                                                                          210,393               192,427
       Less: Accumulated depreciation and amortization                     96,836                90,742
                                                                       ------------------------------------
       Premises and equipment, net                                       $113,557              $101,685
                                                                       ====================================


Depreciation and amortization expense, including amortization of capital leases, was $12,611,000 in 1994, $9,423,000 in 1993 and $9,071,000 in 1992.

Future minimum payments for capital leases, non-cancelable operating leases and data processing and facilities management service agreements with initial or remaining terms of one year or more are summarized as follows:

                                                                                    OPERATING
                                                                                    LEASES AND
                                                                                     SERVICE               TOTAL
                                                            CAPITAL LEASES          AGREEMENTS          COMMITMENTS
                                                            --------------------------------------------------------
                                                                               Thousands of dollars
                 Year ending December 31,
                 1995                                          $  1,045              $ 24,076            $ 25,121
                 1996                                             1,059                25,749              26,808
                 1997                                             1,060                27,695              28,755
                 1998                                             1,060                29,304              30,364
                 1999                                             1,495                16,908              18,403
                 Thereafter                                       7,105                15,557              22,662
                                                            --------------------------------------------------------
                 Total minimum lease payments                    12,824              $139,289            $152,113
                                                                                  ==================================
                 Less: Amounts representing interest              5,012
                                                            ------------------
                 Present value of net minimum lease
                   payments                                    $  7,812
                                                            ==================

Rental expense for all operating leases and service agreements was $25,444,000 in 1994, $22,432,000 in 1993 and $21,866,000 in 1992. Substantially all
non-cancelable leases have renewal options with the renewal option periods ranging from 3 to 24 years.

8. OTHER REAL ESTATE OWNED

Other real estate owned is analyzed as follows:

                                                                                DECEMBER 31,
                                                                         1994                 1993
                                                                      --------------------------------
                                                                            Thousands of dollars
      Balance at beginning of year                                     $  5,803             $ 51,186
      Transfers to other real estate owned                                9,102                7,201
      Sales of other real estate owned                                   (9,040)             (32,373)
      Write-downs, principal reductions and other                        (1,641)             (20,211)
                                                                      --------------------------------
      Balance at end of year                                           $  4,224             $  5,803
                                                                      ================================


The allowance for losses on other real estate owned is analyzed as follows:

                                                                            DECEMBER 31,
                                                            1994               1993              1992
                                                          ------------------------------------------------
                                                                       Thousands of dollars
      Balance at beginning of year                        $   534            $  13,954          $ 18,493
      Provision for losses on other real estate owned       1,046                3,760            13,913
      Write-downs on other real estate owned               (1,034)             (17,180)          (18,452)
                                                          ------------------------------------------------
      Balance at end of year                              $   546            $     534          $ 13,954
                                                          ================================================


The net carrying value of other real estate owned was $3,678,000 and $5,269,000 at December 31, 1994 and 1993, respectively. The net realized gain on the sale of other real estate owned was $1,496,000, $3,096,000 and $2,854,000 for the years ended December 31, 1994, 1993 and 1992, respectively.

9. DEPOSITS

Deposits of $100,000 or more are as follows:

                                                                                DECEMBER 31,
                                                                         1994                 1993
                                                                     -----------------------------------
                                                                            Thousands of dollars
      Certificates of deposits                                         $385,154             $244,471
      Other time deposits                                                55,320               88,869
                                                                     -----------------------------------
      Total deposits of $100,000 or more                               $440,474             $333,340
                                                                     ===================================


Related interest expense was $16,572,000 in 1994, $18,106,000 in 1993 and $22,260,000 in 1992.

10. SHORT-TERM BORROWINGS

Information on short-term borrowings is presented below:

                                             1994                        1993                     1992
                                     AMOUNT         RATE         AMOUNT         RATE        AMOUNT     RATE
                                  --------------------------------------------------------------------------------
                                                                Thousands of dollars
   AT YEAR END
   Federal funds purchased          $  394,304     6.12%       $132,655        2.92%       $137,868    3.02%
   Securities sold under
     agreements to repurchase          549,849     5.18         378,641        3.18         207,604    3.34
   Commercial paper                     49,773     5.57          21,616        2.99               -       -
   Other short-term borrowings         375,998     6.19         255,283        3.29               -       -
                                  --------------------------------------------------------------------------------
   Total                            $1,369,924     5.74%       $788,195        3.17%       $345,472    3.21%
                                  ================================================================================

   AVERAGE FOR THE YEAR
   Federal funds purchased          $  298,375     4.33%       $121,051        3.02%       $109,793    3.39%
   Securities sold under
     agreements to repurchase          385,529     4.67         366,184        3.05         410,438    3.65
   Commercial paper                     40,033     4.24           3,437        3.00               -       -
   Other short-term borrowings         246,420     4.86          59,716        3.47           4,212    4.39
                                  --------------------------------------------------------------------------------
   Total                            $  970,357     4.60%       $550,388        3.09%       $524,443    3.60%
                                  ================================================================================
   MAXIMUM MONTH END BALANCE
   Federal funds purchased          $  601,973                 $270,123                    $139,648
   Securities sold under
     agreements to repurchase          597,206                  625,294                     639,148
   Commercial paper                     49,773                   21,616                           -
   Other short-term borrowings         481,016                  360,171                      65,000



Federal funds purchased generally had a remaining average maturity of one day. Securities sold under agreements to repurchase generally had remaining average maturities of one day to eight months. Commercial paper had remaining average maturities of one to 100 days. Other short-term borrowings had remaining average maturities of five days to 11 months. At December 31, 1994, the Company had a secured line of credit with the Federal Home Loan Bank. The line of credit in the amount of $315,000,000 expires on October 26, 1995. The $315,000,000 outstanding balance is secured by mortgage-backed securities.

The Company has $40,000,000 in lines of credit as back-up for commercial paper maturities. At December 31, 1994, there were no outstanding balances under these lines of credit. These lines of credit expire on June 29, 1995.

11. LONG-TERM DEBT

A summary of long-term debt payable is as follows:

                                                                                 DECEMBER 31,
                                                                          1994                 1993
                                                                     ------------------------------------
                                                                             Thousands of dollars
       ANNUAL REPAYMENT NOTES
       7.50% Capital notes (a)                                           $     -              $ 6,140

       SINGLE REPAYMENT NOTES
       Floating rate subordinated notes (b)                               13,000               13,000
       10.20% Subordinated notes (c)                                      30,000               30,000

       OTHER LONG-TERM DEBT
       Long-term debt obligations under capital leases (Note 7)            7,812                7,875
       Lines of credit (d)                                                38,500               40,000
       Other                                                                 101                1,723
                                                                     ------------------------------------
       Total long-term debt                                              $89,413              $98,738
                                                                     ====================================


(a) The Capital notes issued in April 1992 were paid off in June 1994 prior to maturity, and were subordinate to claims of depositors and other creditors of the Company. The notes were considered Tier 2 capital by bank regulators in evaluating capital adequacy. Payments of principal and interest on the 7.50 percent Capital notes were guaranteed by the Company and had an original maturity of January 1, 1997.

(b) The floating-rate subordinated notes issued in November 1985 are due November 1997 and are considered Tier 2 capital by bank regulators in evaluating capital adequacy. Interest is payable quarterly at 0.38 percent above the London Interbank Offered Rate ("LIBOR") for three-month United States dollar deposits. At December 31, 1994, the interest rate was 6.88 percent. At maturity the notes may be exchanged at the option of the Company for common stock, perpetual preferred stock or other capital securities of the Company. This debt is recorded at the parent company level.

(c) The subordinated notes issued June 1987 and due in June 1999 are considered Tier 2 capital by the bank regulators in evaluating capital adequacy. The subordinated notes were issued in conjunction with an interest rate swap, resulting in an interest rate at 0.76 percent above the LIBOR for six-month United States dollar deposits. Interest is payable semiannually. At December 31, 1994, the interest rate was 7.76 percent. At maturity the notes may be exchanged at the option of the Company for common stock, perpetual preferred stock or other capital securities of the Company. This debt is recorded at the parent company level.

(d) The lines of credit with Federal Home Loan Bank consist of: a $13,500,000 line of credit with an interest rate of 5.86 percent with payments of $750,000 made semiannually, maturing on November 8, 2003 and a $25,000,000 line of credit with an interest rate of 5.70 percent maturing on August 5, 1998. The $13,500,000 and $25,000,000 outstanding balances were secured by mortgage-backed securities.

The principal maturities of long-term debt are as follows:


                                                                 PARENT ONLY     CONSOLIDATED
                                                                 ----------------------------
                                                                     Thousands of Dollars
       Year ending December 31,
       1995                                                         $   166         $ 1,730
       1996                                                              75           1,652
       1997                                                          13,000          14,578
       1998                                                               -          26,576
       1999                                                          30,000          32,039
       Thereafter                                                         -          12,878
                                                                 ----------------------------
       Total long-term debt                                         $43,241         $89,413
                                                                 ============================

12. COMMITMENTS & CONTINGENCIES

In the normal course of business, various claims and lawsuits are pending against the Company. Management, after reviewing with counsel all actions and proceedings, considers that the aggregate liability or loss, if any, resulting therefrom will not be material to the Company's financial position or results of operations.

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit in the form of loans or through letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the Consolidated Balance Sheets. The contract or notional amounts of the instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of non-performance by the other party to commitments to extend credit, standby letters of credit and commercial letters of credit is represented by the contractual or notional amounts of these instruments. The Company accepts a variety of collateral types for these instruments, including accounts receivable, inventory, fixed assets, financial guarantees of responsible third parties, real and personal property, marketable securities and cash or cash equivalents.

Since many of the commitments to extend credit, standby letters of credit and commercial letters of credit are expected to expire without being drawn upon, the contractual or notional amounts do not represent future cash requirements.

Commitments to extend credit are contractual obligations to lend to a customer as long as all established contractual conditions are satisfied. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee by the customer.

Standby letters of credit and financial guarantees are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Standby letters of credit and financial guarantees are generally terminated through the lapse of time.

Commercial letters of credit are conditional commitments issued by the Company to guarantee payment by a customer to a third party upon proof of shipment or delivery of goods as agreed. Commercial letters of credit are used primarily for importing or exporting goods and are terminated when proper payment is made by the customer.

Commitments to purchase and sell securities-when-issued were primarily for fixed rate municipal securities at December 31, 1993.

The contractual or notional amounts of financial instruments having credit risk in excess of that reported in the Consolidated Balance Sheets are as follows:

                                                                                DECEMBER 31
                                                                           1994             1993
                                                                    -------------------------------------
                                                                            Thousands of dollars
        Commitments to extend credit                                   $(1,312,783)     $(1,199,453)
        Standby letters of credit and financial guarantees                 (87,271)         (85,205)
        Commercial letters of credit                                        (1,371)            (615)
        Commitments to purchase securities-when-issued                     (12,500)         (22,735)
        Commitments to sell securities-when-issued                               -           20,800

13. SHAREHOLDERS' EQUITY

Dividends are paid by the Company from its unrestricted net assets, which are mainly provided by dividends from the Company's subsidiaries. The Bank can initiate dividend payments to the Company equal to net profit, as defined by statute. Regulations also restrict the Bank in lending funds to affiliates, including the Company, subject to regulatory collateral requirements. At December 31, 1994, the Bank had $116,549,000 of undivided profits available for payment of dividends to the Company. At December 31, 1994, no loans to the parent company from the Bank were outstanding.

In 1994, the Board of Directors adopted the 1994 Stock Option Plan for outside directors, authorizing the issuance of options for up to 300,000 shares of the Company's common stock. During 1994, 26,000 shares were granted. At December 31, 1994, 274,000 shares were available for grant under this plan.

In 1993, the Board of Directors adopted the 1993 Equity Incentive Plan. Under this plan, options can be granted for up to two million shares of the Company's common stock. During 1994, options for 370,752 shares were granted under the 1993 Equity Incentive Plan. At December 31, 1994, 1,643,748 shares were available for grant under this plan.

In 1992, the Board of Directors adopted the 1992 Stock Option Plan which extended the term of the previous 1982 Stock Option Plan. The total number of shares of common stock authorized for issuance under the 1992 and 1982 Stock Options Plans was 2,986,950. During 1994, 15,000 shares were granted. At December 31, 1994, stock options for 78,079 shares could be granted under the 1992 Stock Option Plan. There are no available shares under the 1982 plan.

The Company had authorized and granted options for 475,921 shares pursuant to mergers consummated in 1987 and 1986. During 1994, the Company authorized and granted options for 247,942 shares pursuant to the Chattahoochee acquisition.

The following table presents information on these plans:

                                                              YEAR ENDED DECEMBER 31
                                     1994                              1993                          1992
                          ---------------------------------------------------------------------------------------------
                             NUMBER OF    OPTION PRICE        NUMBER OF     OPTION PRICE     NUMBER OF    OPTION PRICE
                              SHARES       PER SHARE            SHARES        PER SHARE       SHARES        PER SHARE
                          ---------------------------------------------------------------------------------------------
     Options outstanding,
       beginning of year     2,275,306   $ 4.35 - 27.99      2,579,687    $ 4.35 - 16.64     2,631,669   $ 3.24 - 16.64
         Granted               659,694    13.86 - 21.53        142,638      8.33 - 27.99       199,497     8.33 - 13.86
         Exercised            (507,965)    4.35 - 15.82      (289,916)      7.27 - 15.82       (72,223)    3.24 - 10.91
         Canceled              (17,556)    8.84 - 19.43      (157,103)     10.05 - 16.64      (179,256)    7.71 - 15.82
                          ---------------------------------------------------------------------------------------------
     Options outstanding,
       end of year           2,409,479   $ 6.00 - 27.99      2,275,306    $ 4.35 - 27.99     2,579,687   $ 4.35 - 27.99
                          ---------------==============-------------------==============-----------------==============
     Options granted
       (cumulative)          4,463,755                       3,804,061                       3,767,064
                          ===============                  =============                  ===============

Effective July 17, 1993, the Company adopted a new Employee Stock Purchase Plan under which one million shares of common stock have been made available for purchase through employee payroll withholdings or direct payment. Shares are issued to participants at the lesser of 85 percent of the market price at the beginning or end of the period. During 1994, purchases under the plan were 126,051 shares. At December 31, 1994, there were 836,570 shares available for issuance under that plan.

Effective February 13, 1992, the Company adopted a Dividend Reinvestment and Stock Purchase Plan under which stock could be purchased by shareholders at 95 percent of the average market price at the date of purchase without incurring brokerage commissions, service charges or other fees. During the fourth quarter of 1993, the plan was amended to discontinue this 5 percent discount. During 1994, purchases under the plan were 88,203 shares. At December 31, 1994, there were 3,544,197 shares available for issuance under that plan.

14. DERIVATIVE FINANCIAL INSTRUMENTS

The Company's principal objective in holding derivatives is for asset-liability management. The operations of the Company are subject to the risk of interest rate fluctuations to the extent that there is a difference between the amount of the Company's interest-earning assets and the amount of interest-bearing liabilities that mature or reprice in specified periods. The principal objective of the Company's asset-liability management activities is to provide maximum levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating the funding needs of the Company. To achieve that objective, the Company utilizes a combination of derivative financial instruments, primarily interest rate swaps and interest rate caps. In addition, the Company utilizes interest rate futures and options on a limited basis.

An interest rate swap is an agreement in which two parties agree to exchange, at specified intervals, interest payment streams calculated on an agreed-upon notional principal amount with at least one stream based on a specified floating-rate index. Interest rate caps are option-like contracts that require the seller to pay the purchaser at specified future dates the amount, if any, by which a specified market interest rate exceeds the fixed cap rate, applied to a notional principal amount.

Interest rate options are contracts that grant the purchaser, for a premium payment, the right to either purchase or sell a financial instrument at a specified price within a specified period of time or on a specified date from or to the writer of the option. Interest rate futures contracts are commitments to either purchase or sell a financial instrument at a specific future date for a specified price and may be settled in cash or through delivery of the financial instrument.

Income or expense on derivative financial instruments used to manage interest rate exposure is recorded on an accrual basis as an adjustment to the yield of the related interest-earning assets or interest-bearing liabilities over the periods covered by the contracts. As of December 31, 1994, there were no deferred gains. During 1994 and 1993, the Company recognized $5,189,000 and $179,000, respectively, of deferred gains on terminations of interest rate swaps. The Company uses futures and options to manage trading account risk.

The notional amount and fair value of the Company's derivative financial instruments by category at December 31, 1994 are summarized as follows:

                                                        NOTIONAL            FAIR              CREDIT
                                                         AMOUNT             VALUE            EXPOSURE
                                                      -------------------------------------------------
                                                                     Thousands of dollars
        Interest rate swaps                            $2,075,511         $(106,882)           $ 4,138
        Interest rate caps                              1,547,000            16,459             16,484
        Futures                                            35,000                (1)                 -
        Written put options                                 8,000                (6)                 -
        Purchased call options                            101,362                (2)                 -
                                                      -------------------------------------------------
        Total financial derivatives                    $3,766,873         $ (90,432)           $20,622
                                                      =================================================

The notional amount, fair value, average pay and receive rates (average strike rate), average final maturities and average life of the Company's derivative financial instruments by hedging activity at December 31, 1994 are summarized as follows:

                                                                                               AVERAGE
                                             NATIONAL          FAIR        PAY     RECEIVE      FINAL       AVERAGE
                                              AMOUNT           VALUE       RATE     RATE      MATURITY*      LIFE*
                                          ----------------------------------------------------------------------------
                                                                      Thousands of dollars
    Interest rate swaps:
      Loans                                  $1,198,910      $ (64,110)    6.0%     6.5%        3.6           2.0
      Capital markets:
      Trading accounts                           50,000          1,677     4.2      7.0         1.0           1.0
        Investment securities available
          for sale                              245,900         (3,254)    5.6      6.8         1.7           0.2
        Investment securities held to
          maturity                              425,701        (42,165)    7.7      7.8         4.6           4.5
    Deposits                                     25,000           (390)    5.3      6.3         1.3           1.3
    Debt                                        130,000          1,360     5.9      6.9         1.4           1.4
                                          ----------------------------------------------------------------------------
    Total interest rate swaps                $2,075,511      $(106,882)    6.3%     6.8%        3.4           2.2
                                          ============================================================================

                                                                           AVERAGE           AVERAGE
                                               NATIONAL          FAIR      STRIKE             FINAL        AVERAGE
                                                AMOUNT           VALUE      RATE             MATURITY*      LIFE*
                                          ----------------------------------------------------------------------------
                                                                       Thousands of dollars
   Interest rate caps:
     Deposits                                 $1,000,000        $ 9,497      6.0%              0.8           0.8
     Capital markets:
       Investment securities available
         for sale                                125,000          2,002      9.4               3.4           3.4
       Investment securities held to
         maturity                                422,000          4,960      6.3               1.0           1.0
                                          ----------------------------------------------------------------------------
   Total interest                             $1,547,000        $16,459      6.4%              1.1           1.1
                                          ============================================================================

* Calculated in years. Average final maturity is calculated using the remaining maturity for all interest rate swaps and caps within the given category. Average life is average final maturity adjusted to reflect the estimated effects of amortization of the related notional amounts for the interest rate swaps and caps.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards Number 107 ("FAS 107"), "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on settlements using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. FAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used in estimating the fair value disclosures for financial instruments:

CASH, DUE FROM BANKS, FEDERAL FUNDS SOLD AND SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL The carrying amounts reported in the balance sheet for cash, due from banks, Federal funds sold and securities purchased under agreements to resell approximates those assets' fair values.

TRADING ACCOUNT SECURITIES, INVESTMENT SECURITIES AVAILABLE FOR SALE AND INVESTMENT SECURITIES HELD TO MATURITY For securities and derivative instruments held for trading purposes (which include mortgage-backed securities, agency securities, bonds, interest rate futures, options and securities sold not owned), fair values are based on quoted market prices or dealer quotes. For other investment securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities or dealer quotes.

LOANS For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans (e.g., 1-4 family residential) are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

DEPOSITS The fair values disclosed for demand deposits (e.g., interest and non-interest bearing demand deposits, NOW accounts, savings accounts and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed-term money market accounts, time deposits and certificates of deposit with maturities of less than one year approximate their fair values at the reporting date. Fair values for all other fixed-rate time deposits and certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on these deposits to a schedule of aggregated expected monthly maturities.

SHORT-TERM BORROWINGS The carrying amounts reported in the balance sheet for short-term debt approximate those liabilities' fair values.

LONG-TERM DEBT For variable rate long-term debt that reprices frequently, fair values are based on carrying values. The fair values of the Company's other long-term debt is estimated using discounted cash flow analyses, based on current incremental borrowing rates for similar types of borrowing arrangements.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

Fair values for off-balance-sheet financial instruments are based on fair values obtained by soliciting close-out bids or offers from counterparties (interest rate swaps and interest rate caps); quoted market prices (futures); current settlement values (written and purchased options); fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing (guarantees and loan commitments); or, if there are no relevant comparables, on pricing models or formulas, using current assumptions.

                                                                      DECEMBER 31,
                                                         1994                             1993
                                         ------------------------------------------------------------------
                                               CARRYING          FAIR           CARRYING           FAIR
                                                AMOUNT           VALUE           AMOUNT            VALUE
                                         ------------------------------------------------------------------
                                                                  Thousands of dollars
  FINANCIAL INSTRUMENTS (ASSETS)
  Cash and due from banks                     $  423,521     $  423,521        $  401,148     $  401,148
  Federal funds sold and securities
    purchased under agreements to resell
                                                  50,649         50,649             9,170          9,170
  Trading account securities                      75,431         75,431            13,154         13,154
  Investment securities available for
  sale                                           495,175        495,175         1,188,264      1,187,160
  Investment securities held to maturity       1,945,856      1,851,892           769,584        765,423
  Loans, net of unearned income                3,933,283      3,696,888         3,473,523      3,511,163
  Customers' acceptance liability                    770            770             1,733          1,733
                                         ------------------------------------------------------------------
  Total financial instruments (assets)         6,929,685     $6,594,326         5,856,576     $5,888,951
                                                           =============                    ===============
  Non-financial instruments (assets)             316,324                          229,144
                                         -----------------                    -------------
  Total assets                                $7,246,010                       $6,085,720
                                         =================                    =============

  FINANCIAL INSTRUMENTS (LIABILITIES)
  Non-interest bearing demand deposits        $1,203,258     $1,203,258        $1,107,657     $1,107,657
  Interest-bearing deposits                    3,829,501      3,806,232         3,420,716      3,432,297
                                         ------------------------------------------------------------------
  Total deposits                               5,032,759      5,009,490         4,528,373      4,539,954
  Short-term borrowings                        1,369,924      1,369,924           788,195        788,195
  Long-term debt                                  89,413         89,971            98,738         98,206
  Bank acceptances outstanding                       770            770             1,733          1,733
                                         ------------------------------------------------------------------
  Total financial instruments
  (liabilities)                                6,492,866     $6,470,155         5,417,039     $5,428,088
                                                           =============                    ===============
  Non-financial instruments (liabilities
    and shareholders' equity)                    753,144                          668,681
                                         -----------------                    -------------
  Total liabilities and shareholders'
    equity                                    $7,246,010                       $6,085,720
                                         =================                    =============

The fair values for the Company's off-balance-sheet financial instruments are summarized as follows:

                                                                       DECEMBER 31,
                                                            1994                             1993
                                           ----------------------------------------------------------------
                                               CONTRACTUAL                       CONTRACTUAL
                                               OR NOTIONAL          FAIR         OR NOTIONAL       FAIR
                                                  AMOUNT            VALUE          AMOUNT          VALUE
                                           ----------------------------------------------------------------
                                                                   Thousands of dollars
  Interest rate swaps                           $ 2,075,511      $(106,882)      $ 1,487,273     $ 25,861
  Interest rate caps                              1,547,000         16,459                 -            -
  Commitments to extend credit                   (1,312,783)        (2,493)       (1,199,453)      (1,924)
  Standby letters of credit and financial
    guarantees written                              (87,271)          (808)          (85,205)        (742)
  Commercial letters of credit                       (1,371)           (65)             (615)        (104)
  Commitments to purchase securities-when
   -issued                                          (12,500)       (12,480)          (22,735)     (22,627)
  Commitments to sell securities-when -
  issued                                                  -              -            20,800       20,702
  Option contracts                                  109,362             (8)          200,124           89
  Futures contracts                                  35,000             (1)          103,000            3

16. EMPLOYEE BENEFITS

The Company sponsors a noncontributory trusteed pension plan that covers substantially all employees of the Company who have completed one year of service and have attained the age of 21. The plan provides defined benefits based on an employee's compensation, age at retirement and years of service. It is the policy of the Company to fund not less than the minimum funding amounts required by ERISA.

Net periodic pension cost of this plan included the following components:

                                                              YEAR ENDED DECEMBER 31,
                                                       1994              1993            1992
                                                   ---------------------------------------------
                                                                Thousands of dollars
 Service cost                                        $1,952            $ 1,765          $ 1,804
 Interest costs on projected benefit                  2,520              2,250            2,787
 obligations
 Actual return on plan assets                           696             (2,522)          (3,076)
 Net amortization and deferral                       (4,992)            (1,341)             444
                                                   ---------------------------------------------
 Net periodic pension cost                           $  176            $   152          $ 1,959
                                                   =============================================

Assumptions used to determine the projected benefit obligations were:

                                                            DECEMBER 31,
                                                       1994             1993
                                                     --------------------------
 Discount rates                                        8.5%             7.5%
 Rates of increase in compensation levels              5.5              5.5


The expected long-term rate of return on plan assets used to determine the net periodic pension cost was 9.0 percent in 1994, 1993 and 1992.

The following table sets forth this plan's funded status and amounts recognized in the Company's balance sheets:

                                                                                DECEMBER 31,
                                                                           1994             1993
                                                                     -------------------------------
                                                                            Thousands of dollars
 Accumulated benefit obligations:
   Vested                                                                $32,575           $31,989
   Non-vested                                                                985               787
                                                                     -------------------------------
 Total accumulated benefit obligations                                   $33,560           $32,776
                                                                     ===============================
 Market value of plan assets                                             $38,707           $37,727
 Projected benefit obligation                                             33,923            32,776
                                                                     -------------------------------
 Plan assets in excess of projected benefit obligation                     4,784             4,951
 Unrecognized net transition asset                                        (2,322)           (2,668)
 Unrecognized prior service benefit                                       (5,370)           (5,791)
 Unrecognized net loss                                                     5,855             3,168
                                                                     -------------------------------
 Prepaid (accrued) pension expense recognized in the balance sheet       $ 2,947           $  (340)
                                                                     ===============================


At December 31, 1994, the Plan assets included common stocks, U.S. Treasury notes and units of commingled trust funds. Included in common stocks were 68,019 shares of the Company's common stock with a market value of approximately $1,207,337.

In 1993, the Company offered an early retirement window to all employees who were at least 55 years of age and had 15 years of credited service. Eligible employees were required to accept or decline this offer by March 31, 1993, and retire by June 30, 1993, if the offer was accepted. The window provided a benefit calculated using both the greater accrued benefit reflecting 5 years extra service or treating the participants as if they were 5 years older and the cash balance earnings credit for 1993. Thirty-two employees accepted the window option. The early retirement window option cost for 1993 was $1,381,000.

Effective April 1, 1993, the Company amended and restated a prior contributory profit sharing and investment plan to establish a 401(k) Profit Sharing Plan. Under the provisions of the current plan, eligible employees (those with 6 months of full-time service) may contribute 1 percent to 10 percent of their salaries. The Company will provide a guaranteed match of 100 percent of the first 1 percent to 6 percent of employee contributions. If the Company exceeds certain goals, the Board may authorize additional matching contributions of up to 75 percent of the first 1 percent to 6 percent of employee contributions. In addition, the Board may authorize a profit sharing contribution of zero to $400 per eligible employee. The aggregate expense associated with these plans was $3,134,000 in 1994, $3,712,000 in 1993, and $131,000 in 1992. Included in the
assets of this plan were 1,589,762 shares of the Company's common stock with a market value of approximately $28,218,276.

The Company also sponsors an unfunded non-qualified Supplemental Executive Retirement Plan that provides certain key executive officers of the Company defined pension benefits, in excess of those benefits provided by qualified plans.

Net periodic pension cost of this plan included the following components:

                                                                        YEAR ENDED DECEMBER 31,
                                                                1994            1993             1992
                                                             --------------------------------------------
                                                                          Thousand of dollars
       Service cost                                              $288            $226             $224
       Interest costs on projected benefit obligations            164             142               97
       Net amortization and deferral                               56              50               28
                                                             --------------------------------------------
       Net periodic pension cost                                 $508            $418             $349
                                                             ============================================

Assumptions used to determine the projected benefit obligation were:

                                                                      DECEMBER 31,
                                                                1994              1993
                                                              --------------------------
       Discount rates                                            8.5%             7.5%
       Rates of increase in compensation levels                  6.0              6.0

The following sets forth the Supplemental Executive Retirement Plan's funded status and amounts recognized in the Company's balance sheets:

                                                                           DECEMBER 31,
                                                                      1994             1993
                                                                   ----------------------------
                                                                       Thousands of dollars
       Accumulated benefit obligations:
         Non-vested                                                  $ 1,339          $ 1,288
                                                                   ----------------------------
       Total accumulated benefit obligations                         $ 1,339          $ 1,288
                                                                   ============================
       Projected benefit obligation                                  $(2,020)         $(2,158)
                                                                   ----------------------------
       Projected benefit obligation in excess of plan assets          (2,020)          (2,158)
       Unrecognized net transition obligations                           189              216
       Unrecognized prior service costs                                  285              260
       Unrecognized net (gain) loss                                     (440)             187
                                                                   ----------------------------
       Accrued pension expense recognized in the balance sheet       $(1,986)         $(1,495)
                                                                   ============================


In addition to the Company's defined-benefit pension plans, the Company sponsors a defined-benefit health care plan that provides postretirement medical benefits to full-time employees who have worked 15 years and attained age 55 while in service with the Company. The plan is contributory, with retiree contributions adjusted annually, and contains other cost-sharing features such as deductibles and coinsurance. The accounting for the plan anticipates future cost-sharing changes to the written plan that are consistent with the Company's expressed intent to increase the retiree contribution rate annually for the expected general inflation rate for that year.

In 1993, the Company adopted Statement of Financial Accounting Standards Number 106 ("FAS 106"), "Employers' Accounting for Postretirement Benefits Other than Pensions." Postretirement benefit cost for 1992 of $249,000, which was recorded on a cash basis, was not restated. The transition obligation is being amortized over 20 years.

Net periodic postretirement benefit cost included the following components:

                                                                                     DECEMBER 31,
                                                                                 1994             1993
                                                                              --------------------------
                                                                                 Thousands of dollars
 Service cost                                                                    $122           $  101
 Interest costs on projected benefit obligations                                  402              578
 Amortization of transition obligation                                            262              344
                                                                              --------------------------
 Net periodic postretirement benefit cost                                        $786           $1,023
                                                                              ===========================


The following table presents the plan's funded status, reconciled with amounts recognized in the Company's balance sheets:

                                                                                YEAR ENDED DECEMBER 31,
                                                                                1994             1993
                                                                            ----------------------------
                                                                                 Thousands of dollars
 Accumulated postretirement benefit obligation:
   Retirees                                                                   $ 4,210          $ 5,876
   Fully eligible active plan participants                                        151              692
   Other active plan participants                                                 814               73
                                                                            ----------------------------
 Total accumulated postretirement benefit obligations                         $ 5,175          $ 6,641
                                                                            ============================

 Accumulated postretirement benefit obligation in excess of plan assets       $(5,175)         $(6,641)
 Unrecognized transition obligation                                             6,197            6,541
 Unrecognized net gain                                                         (2,152)            (554)
                                                                            ----------------------------
 Accrued postretirement benefit expense recognized in the balance sheet       $(1,130)         $  (654)
                                                                            ============================


The weighted-average annual assumed rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) for participants under age 65 is 10.5 percent for 1995 and is assumed to decrease gradually to 5.5 percent for 2003 and remain at that level thereafter. The weighted-average annual assumed rate of increase in the per capita cost of covered benefits for participants over age 65 is 10 percent for 1995 and is assumed to decrease gradually to 5 percent for 2003 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend by one percentage point in each year would increase the accumulated postretirement benefit obligation at December 31, 1994, by $657,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1994 by $65,000.

The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 8.5 percent at December 31, 1994 and 7.5 percent at December 31, 1993. The plan has not been funded, therefore the long-term rate-of-return assumptions have not been established.

17. OTHER EXPENSE

The major components of other expense are:

                                                                        YEAR ENDED DECEMBER 31,
                                                                1994             1993            1992
                                                          ------------------------------------------------
                                                                        Thousands of dollars
       Electronic banking                                   $   7,191         $  4,963         $ 3,762
       Postage and freight                                      6,773            5,457           5,149
       Stationery and supplies                                  5,559            4,739           4,142
       Marketing and business development                      12,444           11,447           8,128
       Professional fees                                       10,250           12,369          12,842
       Insurance and taxes                                     14,088           14,565          13,031
       Other data-processing expense                           18,217           14,250          14,345
       General and administrative                               3,567            5,402           7,314
       Amortization of intangibles                             12,363            5,758          11,394
       Other                                                   14,501           12,618          12,456
                                                          ------------------------------------------------
       Total other expense                                   $104,953          $91,568         $92,563
                                                          ================================================


18. INCOME TAXES

Income tax expense is summarized as follows:

                                                                   YEAR ENDED DECEMBER 31,
                                                            LIABILITY METHOD            DEFERRED METHOD
                                                   -------------------------------------------------------
                                                          1994             1993              1992
                                                   -------------------------------------------------------
                                                                     Thousands of dollars
 Current federal tax expense                            $ 6,353          $21,554            $5,928
 Current state tax expense                                   14            1,892                93
                                                   -------------------------------------------------------
 Total current tax expense                                6,367           23,446             6,021

 Deferred federal tax expense (benefit)                   8,528           (1,663)            2,473
 Deferred state tax expense (benefit)                       508             (229)               44
                                                   -------------------------------------------------------
 Total deferred tax expense (benefit)                     9,036           (1,892)            2,517
                                                   -------------------------------------------------------
 Total income tax expense                               $15,403          $21,554            $8,538
                                                   =======================================================


Effective January 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by Statement of Financial Accounting Standards Number 109 ("FAS 109"), "Accounting for Income Taxes." As permitted under FAS 109, prior years' financial statements have not been restated. The effect of adopting FAS 109 was not material to financial position or results of operations of the Company.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                         1994                             1993
                                            ----------------------------------------------------------------
                                             DEFERRED TAX    DEFERRED TAX     DEFERRED TAX     DEFERRED TAX
                                                ASSETS        LIABILITIES        ASSETS         LIABILITIES
                                            ----------------------------------------------------------------
                                                                  Thousands of dollars
  Allowance for loan losses                    $ 35,399         $     -          $ 36,813     $     -
  Other real estate owned                           883               -             2,650           -
  Reserves for expenses                           3,974               -             4,451           -
  Deferred compensation                           4,569               -             3,846           -
  Mortgage servicing premiums                     1,284               -             1,856           -
  Federal net operating loss carryforward           455               -               652           -
  Federal alternative minimum tax credit
    carryforward                                  3,926               -               271           -
  State net operating loss carryforward           1,770               -             3,027           -
  State credit carryforward                       7,262               -             7,040           -
  Market valuation adjustment on
    available for sale portfolio                  4,563               -                 -       2,136
  Depreciation                                        -           5,022                 -       5,372
  Deferred option income                              -           8,664                 -       6,987
  Purchase accounting adjustments                     -           4,573                 -       3,063
  Deferred gain on interest rate swap                 -          16,400             2,128           -
  Deferred gain on notional principal
    contract                                          -           2,471                 -           -
  Other                                           8,998           8,400             8,531       7,156
                                            ------------------------------------------------------------
                                                 73,083          45,530            71,265      24,714
  Valuation allowance                           (11,064)              -           (27,658)          -
  Total deferred taxes                           62,019         $45,530            43,607     $24,714
                                            --------------------=======-----------------------==========
  Net deferred taxes                           $ 16,489                          $ 18,893
                                            ==============                     ============

The components of the provision for deferred income taxes were as follows:

                                                               YEAR ENDED
                                                               DECEMBER 31
                                                                  1992
                                                          ---------------------
                                                           Thousands of dollars
 Securities transactions                                       $     (607)
 Other real estate owned                                            3,775
 Allowance for loan losses                                          2,561
 Non-accrual loans                                                    672
 Deferred option income                                             2,738
 Mortgage servicing premiums                                       (2,073)
 Net alternative minimum tax                                        7,365
 Net operating loss carryforward                                  (10,715)
 Net general business credit carryforward                            (453)
 Other                                                               (746)
                                                          ---------------------
 Deferred tax expense                                          $    2,517
                                                          =====================

Income taxes at the statutory rate are reconciled to the Company's income tax expense as follows:

                                                             LIABILITY METHOD                         DEFERRED METHOD
                                           ------------------------------------------------------------------------------
                                                      1994                       1993                      1992
                                           ------------------------------------------------------------------------------
                                              AMOUNT    PERCENT          AMOUNT     PERCENT         AMOUNT    PERCENT
                                           ------------------------------------------------------------------------------
                                                                         Thousands of dollars
   Taxes at statutory rate                   $ 32,952    35.0%          $ 34,586     35.0%         $ 13,940     34.0%
   Increase (decrease) resulting from:
     Tax exempt income                         (9,212)   (9.8)            (3,468)    (3.5)           (1,984)    (4.8)
     Amortization of goodwill                   1,815     1.9                561      0.6                851     2.1
     State taxes, net of federal tax benefit      340     0.4              1,080      1.1                 90     0.2
     Alternative minimum tax                        -       -                  -        -              7,365    18.0
     Reduction of deferred tax valuation
       allowance                              (12,376)  (13.2)           (10,000)   (10.1)                 -
     Net operating loss carryforward                -       -                  -        -            (10,958)  (26.7)
     General business credit carryforward           -       -                  -        -             (1,151)   (2.8)
     Recepture of bad debt reserves             2,400     2.6                  -        -                  -       -
     Other                                       (516)   (0.5)            (1,205)    (1.0)               385     0.9
                                           ------------------------------------------------------------------------------
   Income tax expense                        $ 15,403    16.4%          $ 21,554     22.1%         $   8,538    20.9%
                                           ==============================================================================

The Company increased its net Federal deferred tax asset in 1993 due to the increase in the corporate tax rate from 34 percent to 35 percent. The result was a reduction to deferred tax expense of $935,000.

A valuation allowance of $18,064,000 at December 31, 1994 and $15,280,000 at December 31, 1993 offsets the full amount of the Georgia deferred tax asset.

During 1993, the Company acquired Georgia NOL and occupation tax credit ("Credit") carryforwards in the BBA and BBFC acquisitions (see Note 2) of approximately $74,544,000 and $925,000, respectively. The NOL carryforwards expire in years through 2008 and the Credit carryforwards expire in years through 1997. The Company established a valuation allowance relating to carryforwards of $2,649,000 and $925,000, respectively, which is included in the valuation allowance noted above. If the Georgia NOL and Credit carryforwards are utilized the valuation allowance will be reduced, which, in turn will reduce goodwill for the transaction. For the year ended December 31, 1994, the Company recognized state tax expense of $508,000 relating to the reduction in the valuation allowance from Georgia NOL and Credit carryforwards that reduced goodwill.

At December 31, 1994, the Company had Georgia Credit carryforwards available of $7,262,000 compared to $7,040,000 at December 31, 1993. At December 31, 1994,
the Company had net operating loss carryforwards available of $29,500,000 expiring in years through 2009.

19. CONDENSED FINANCIAL INFORMATION OF BANK SOUTH CORPORATION (PARENT ONLY)

                           CONDENSED BALANCE SHEETS

                                                                                      DECEMBER 31
                                                                                 1994             1993
                                                                          --------------------------------
                                                                                 Thousands of dollars
 ASSETS
 Cash and due from banks                                                       $108,784         $ 82,325
 Investment securities available for sale                                         9,681            2,000
 Investment securities held to maturity                                           4,552            3,334
 Investment in affiliates*:
 Bank subsidiaries                                                              578,080          491,155
 Non-bank subsidiaries                                                            8,383            9,793
                                                                          --------------------------------
 Total investment in affiliates                                                 586,463          500,948
 Advances to and amounts receivable from non-bank subsidiaries*                   6,957            5,655
 Goodwill and other intangible assets                                            16,626           19,228
 Other assets                                                                     2,829            5,009
                                                                          --------------------------------
 Total assets                                                                  $735,892         $618,499
                                                                          ================================

 LIABILITIES
 Advances from and amounts payable to non-bank subsidiaries*                   $      -         $  1,042
 Commercial paper                                                                49,773           21,616
 Long-term debt                                                                  43,100           43,408
 Other liabilities                                                                8,787           16,016
                                                                          --------------------------------
 Total liabilities                                                              101,660           82,082

 Shareholders' equity                                                           634,232          536,417
                                                                          --------------------------------
 Total liabilities and shareholders' equity                                    $735,892         $618,499
                                                                          ================================


* Eliminated in consolidation

                        CONDENSED STATEMENTS OF INCOME

                                                                       YEAR ENDED DECEMBER 31
                                                               1994              1993             1992
                                                            ----------------------------------------------
                                                                        Thousands of dollars
 REVENUE
 Income from affiliates*:
 Dividends from bank subsidiaries                              $27,936           $     -         $     -
 Interest from subsidiaries                                      4,305             1,591             672
 Management and service fees from subsidiaries                  23,146            16,461          14,904
                                                            ----------------------------------------------
 Total income from affiliates                                   55,387            18,052          15,576

 Interest on advances and investment securities available
 for sale and investment securities held to maturity               495                56             450
 Gain on sale of subsidiary                                          -            32,288               -
 Other income                                                    3,007             2,958           2,951
                                                            ----------------------------------------------
 Total revenue                                                  58,889            53,354          18,977

 EXPENSE
 Interest expense                                                4,141             2,290           2,448
 Management and service fees*                                    2,945             1,989           2,264
 Other expense                                                  27,059            24,196          19,909
                                                            ----------------------------------------------
 Total expense                                                  34,145            28,475          24,621

 Income (loss) before income taxes and equity in
 undistributed income of subsidiaries                           24,744            24,879          (5,644)
 Income tax (benefit) expense                                     (636)            8,507          (2,257)
                                                            ----------------------------------------------
 Income (loss) before equity in undistributed income of
 subsidiaries                                                   25,380            16,372          (3,387)
 Equity in undistributed income of subsidiaries*                53,365            60,892          35,848
                                                            ----------------------------------------------
 Net income                                                    $78,745           $77,264         $32,461
                                                            ==============================================

* Eliminated in consolidation

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                       YEAR ENDED DECEMBER 31
                                                               1994              1993             1992
                                                           ------------------------------------------------
                                                                        Thousands of dollars
 CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                   $ 78,745          $ 77,264        $ 32,461
 Adjustments to reconcile net income to net cash
   provided by operating activities:
     Equity in undistributed income of subsidiaries            (53,365)          (57,892)        (33,237)
     Depreciation and amortization expense-premises
       and equipment                                               376               570             353
     Amortization expense-intangible and other assets            2,602             2,724           2,238
     Gain on sale of subsidiary                                      -           (32,288)              -
     Net (increase) decrease in other assets                       (83)           33,543          11,265
     Net (decrease) increase in other liabilities               (4,717)           13,913           1,377
                                                           ------------------------------------------------
 Total adjustments                                             (55,187)          (39,430)        (18,004)
                                                           ------------------------------------------------
 Net cash provided by operating activities                      23,558            37,834          14,457
                                                           ------------------------------------------------

 CASH FLOWS FROM INVESTING ACTIVITIES
 Net decrease in other short-term investments                        -                 -           3,800
 Net (increase) decrease in advances to subsidiaries            (1,302)           (5,321)          1,216
 Purchase of investment securities available for sale          (12,177)           (2,000)              -
 Purchase of investment securities held to maturity               (235)             (262)              -
 Proceeds from calls, redemptions, and maturities of
   investment securities held to maturity                        3,513                 -               -
 Purchases of premises and equipment                               (55)             (974)            (51)
 Business combinations, net of cash acquired                     1,553           (31,020)        (40,000)
 Capital contribution to subsidiaries                             (500)          (14,437)              -
                                                           ------------------------------------------------
 Net cash used in investing activities                          (9,203)          (54,014)        (35,035)
                                                           ------------------------------------------------

 CASH FLOWS FROM FINANCING ACTIVITIES
 Net (decrease) increase in advances from subsidiaries          (1,042)            1,040         (13,066)
 Net increase in commercial paper                               28,157            21,616               -
 Repayments of long-term debt                                     (167)             (521)           (198)
 Cash dividends paid                                           (27,268)          (12,031)           (609)
 Proceeds from employee and director stock purchases            10,861             5,303           1,229
 Proceeds from dividend reinvestment plan                        1,563            59,389          19,083
 Proceeds from foreign stock issuance                                -                 -          39,430
 Common stock repurchases                                            -                 -          (2,705)
                                                           ------------------------------------------------
 Net cash provided by financing activities                      12,104            74,796          43,164
                                                           ------------------------------------------------
 Net increase in cash and due from banks                        26,459            58,616          22,586
 Cash and due from banks at beginning of year                   82,325            23,709           1,123
                                                           ------------------------------------------------
 Cash and due from banks at end of year                       $108,784            82,325          23,709
                                                           ================================================



20. SUBSEQUENT EVENT

On February 17, 1995, the Company acquired Gwinnett Bancshares, Inc. ("Gwinnett"), parent company of Gwinnett Federal Bank, FSB. As of December 31, 1994, Gwinnett had total assets of approximately $319,140,000 and total shareholders' equity of approximately $33,157,000. For the year ended December 31, 1994, Gwinnett reported a net loss of approximately $1,405,000. The Company issued an aggregate of 3,681,402 shares of the Company's common stock to holders of Gwinnett common stock. The acquisition was accounted for using the pooling-of-interests accounting method. Accordingly, prior periods have been restated.

21. CONTINGENCIES (UNAUDITED)

Although no suit has been filed, the Company has been informed of a potential claim for contribution to clean-up costs by a party currently incurring such costs on a Superfund site under federal environmental laws. The Company's subsidiary, Bank South, acts in a fiduciary capacity, serving as trustee of a trust which has an interest in a partnership that previously owned the site. It is understood that such claim will be asserted against Bank South in both its fiduciary and individual capacities. At this time the Company has only limited information about the possible claim and intends to defend the claim vigorously. The Company is not able to determine what effect, if any, such a claim may have on the Company's financial statements.

BANK SOUTH CORPORATION
FORM 8-K

Item 7.  Financial Statements and Exhibits


(A)      Financial Statements of Business Acquired.

         Not applicable.

(B)      Proforma Financial Information.

         Not applicable.

(C)      Exhibits.

         Exhibit No.      Description


         23               Consent of Ernst and Young, LLP

         27               Financial Data Schedules (for SEC use only)

                                   SIGNATURES

SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                      Date: October 10, 1995



                      BANK SOUTH CORPORATION
                      Registrant



                      By: /s/ Ralph E. Hutchins, Jr.
                         ---------------------------------
                      Ralph E. Hutchins, Jr.
                      Chief Financial Officer
                         (Principal Financial Officer)